        Exhibit 2.4

This MASTER ASSET PURCHASE AGREEMENT is dated as of January 26, 2018.

AMONG:

NEOGRAFT SOLUTIONS INC., a corporation existing under the laws of the Province of Ontario (“Solutions Canada”)

– and –

NEOGRAFTERS LIMITED, a corporation existing under the laws of the Province of Ontario (“Grafters Canada”)

– and –

1904247 ONTARIO LTD., a corporation existing under the laws of the Province of Ontario (“IPCo” and together with Solutions Canada and Grafters Canada, the “Canadian Vendors”)

– and –

NEOGRAFT HOLDING CORP., a corporation existing under the laws of the State of Delaware (“Holdings US”)

– and –

NEOGRAFT SOLUTIONS CORP., a corporation existing under the laws of the State of Delaware (“Solutions US”)

– and –

NEOGRAFTERS US CORP., a corporation existing under the laws of the State of Delaware (“Grafters US” and together with Holdings US and Solutions US, the “US Vendors”)

– and –

SOCIETE DE PROMOTION ET DIFFUSION D’EQUIPEMENT MEDICAL MEDICAMAT, a corporation existing under the laws of France (the “French Vendor” and together with the Canadian Vendors and the US Vendors, the “Vendors”)

– and –

MIRIAM MERKUR, an individual resident in the Province of Ontario (“Miriam” and collectively with the Vendors, the “Vendor Parties”)

US_ACTIVE-152513991.1-IPSTEWAR 03/27/2020 7:54 PM

– and –

VENUS CONCEPT LTD., a corporation existing under the laws of Israel (the “Purchaser”)

WHEREAS the Vendors are in the business of manufacturing, distributing and supporting hair restoration devices and related products and services (collectively, the “Business”), including the Business Products (as such term is defined herein);

AND WHEREAS the Purchaser desires to purchase, or cause certain of its Affiliates designated by it to purchase, and the Vendors desire to sell, certain assets related to the Business, on the terms and conditions set forth in this Agreement;

AND WHEREAS the French employees have been notified by the French Vendor of their right to make a proposal to acquire the French Business in accordance with Article L 141-23 of the French Code of commerce (Code de Commerce) and have waived all such rights;

AND WHEREAS Miriam is the sole shareholder of the Canadian Vendors and controls (directly or indirectly) each of the other Vendors;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto (collectively, the “Parties”, and individually a “Party”) hereby agree as follows:

ARTICLE 1 – INTERPRETATION

1.1	Definitions.

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

(a)

“Accounts Receivable” means all accounts receivable of the Business (other than Excluded Receivables), including trades receivables and any other receivables owed by any party to a US Vendor as of the Closing Date;

(b)	“Additional French IP” means the French Intellectual Property identified as Additional French IP in Schedule 1.1(kkk);
(c)	“Additional Tax Amount” has the meaning ascribed thereto in Subsection 2.8(a)(iv);
(d)

“Affiliate” means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(e)

“Agreement” means this Master Asset Purchase Agreement and all exhibits and schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement;

(f)

“Alternative Transaction” means, to the extent the Vendors or any of their Affiliates or any Vendor Party is a party thereto, any (i) merger, consolidation, share exchange or other business combination transaction involving all or any portion of the equity securities of the Vendors or any of their Affiliates, or (ii) any proposal or offer to acquire, sell, license or dispose of in any manner (including by virtue of the transfer of equity interests in one or more Affiliates of the Vendors), directly or indirectly, the Purchased Assets, in each case other than any such transaction with the Purchaser;

(g)

“Applicable Law” means all applicable laws (including the common law and principles of equity), statutes and regulations as well as published by-laws, rules, directives, decrees, codes and orders of any Governmental Entity or any other commission, board, agency or instrumentality, federal, provincial, state, municipal or local;

(h)	“Assumed Contracts” means collectively, the US Assumed Contracts and the French Assumed Contracts;
(i)	“Assumed Liabilities” means collectively, the US Assumed Liabilities and the French Assumed Liabilities;
(j)

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in (i) Toronto, Ontario, Canada, (ii) Charlotte, North Carolina, U.S.A., (iii) Paris, France or (iv) Tel Aviv, Israel are not open for business during normal banking hours;

(k)	“Business Names” means all registered and unregistered business names in use or used by one or more of the Vendors in connection with the Business set out and further described at Schedule 1.1(k);
(l)

“Business Records” means all books of account, accounting and financial records, files, data and other information (financial or otherwise) and writings (including with respect to Intellectual Property and Trade Secrets); lists and files of past, present and prospective clients and contacts, purchasing and marketing records, cost and pricing information, service and warranty records, research and development records, production records, operating guides and manuals, equipment logs, complaint logs, personnel and payroll records; all passwords, PIN numbers, usernames and other such access information for all data, database and digital storage locations either resident on owned hardware, online, cloud or otherwise and all data stored on computer support devices relating to the Purchased Assets, but excluding Corporate Records and records forming part of the Excluded Assets and Excluded Liabilities;

(m)	“Business” has the meaning set out in the recitals;
(n)

“Business Products” means the products sold by one or more of the Vendors as part of the Business including, collectively, the NeoGraft Device, the NeoGraft Device Products and the Hair Medica Products;

(o)	“Canadian Contracts” means all contracts to which one or more of the Canadian Vendors is a party with respect to the Business, being those contracts as more particularly described in Schedule 1.1(o);
(p)

“Canadian Intellectual Property” means all right, title, benefit and interest of the Canadian Vendors in all intellectual property of any nature and kind including all domestic and foreign trademarks (including the Hair Medica Intellectual Property), business names, trade names, product names, trade dress, slogans, logos, domain names, generic top level domain names, trading styles, patents (including applications, provisional applications, continuations, divisional, reissues, and re-examinations thereof and therefor), Trade Secrets, proprietary software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, all inventions, formulae, models, product and service designs, product and service configurations, product and service formulations, processes and processing methods, technology and techniques, data, databases, proprietary information and know-how, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation, anywhere in the world, and all associated rights, including moral rights, including the intellectual property described at Schedule 1.1(p);

(q)

“Canadian Permits” means all federal, provincial and local permits, licenses, authorizations, certificates, approvals, registrations, filings, variances, franchises, rights, privileges, waivers and exceptions, and grants of every kind and character or any item with a similar effect used by the Canadian Vendors in connection with the Business, including those set out at Schedule 1.1(q);

(r)	“Canadian Purchased Assets” means collectively, all of the assets of the Canadian Vendors owned or used in carrying on the Business, other than any Excluded Assets, including the following assets:
(i)	Canadian Intellectual Property (including the Hair Medica Intellectual Property);
(ii)	Canadian Permits;
(iii)	Business Names of the Canadian Vendors;
(iv)	Goodwill of the Canadian Vendors; and
(v)	the Business Records relating to the foregoing;

(s)

“Canadian Vendor Amalco” means the corporation to be formed by the amalgamation of the Canadian Vendors under the laws of the Province of Ontario no less than two (2) Business Days prior to Closing in accordance with Subsection 3.1(a);

(t)

“CASL” means Canada’s Anti-Spam Legislation, known fully as An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23;

(u)	“CEM” means “commercial electronic messages” as defined in CASL;
(v)

“Claim” means any act, omission or state of facts and any actual or threatened civil, criminal, administrative, regulatory or investigative inquiry, any judicial or arbitral action, any suit, investigation or proceeding and any claim or demand resulting therefrom or any other claim or demand of whatever nature or kind;

(w)	“Closing” means the completion of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement;
(x)	“Closing Date” means February 15, 2018 or such other date as is mutually agreeable to Miriam and the Purchaser;
(y)	“Closing Payment” has the meaning ascribed thereto at Section 2.5;
(z)	“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Venus Concept Canada Corp. and Solutions Canada;
(aa)	“Contracts” means collectively, the Canadian Contracts, the French Contracts and the US Contracts.
(bb)	“Corporate Records” means all minute books and other corporate records of the Vendors which do not constitute Business Records;
(cc)	“Creditor Claim” has the meaning ascribed thereto in Section 2.8;
(dd)

“Data Room” means the electronic data room hosted by Firmex containing the documents and other information concerning the Vendor Parties; the contents of which as of 12:01 a.m. (Toronto Time) on January 15, 2018 are set forth in the index of documents in Schedule 1.1(dd);

(ee)	“Defence Counsel” has the meaning ascribed thereto at Section 9.4(a);
(ff)	“Defence Notice” has the meaning ascribed thereto at Section 9.4(a);

(gg)	“Direction to Pay” means a duly executed irrevocable direction to pay, substantially in the form attached hereto as Exhibit A;
(hh)	“Earn-Out Amount” means $2,000,000;
(ii)

“Employee Benefit Plan” means any written or oral plan, agreement or arrangement involving direct or indirect benefits or compensation provided to any Employee or Independent Contractor (including retirement, pension, health and other welfare benefit coverage, insurance coverage, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, equity compensation or other forms of incentive compensation or post retirement compensation), whether provided directly by a Vendor or provided through a third party provider such as a professional employer organization;

(jj)

“Employee Liabilities” means any and all Liabilities in respect of an applicable group of Employees (including for any compensation or other amounts payable whether in law, by statute or in equity), including hourly pay, commission, bonus, salary, accrued vacation, fringe, social security charges, pension or profit sharing benefits or severance pay, medical, dental, life insurance, health, accident or disability benefits, discrimination claims or violations of human rights;

(kk)	“Employees” means all employees of the Vendors employed in connection with the Business as set out in Schedule 1.1(kk);
(ll)

“Encumbrance” means any registered or unregistered encumbrance of whatsoever nature, kind or description, including a security interest, mortgage, lien, hypothec, pledge, prior claim, assignment, charge, trust or deemed trust, voting trust or pooling agreement with respect to securities, right of first refusal, easement, servitude, covenant, rights-of-way, rights-of-re-entry, encroachment or other survey or title defect, leases, licenses, assignments, assumptions or claims, any adverse claim or any other right, option or claim of any Person of whatsoever nature, kind, form, or description, or any other restriction or limitation on alienability whether or not consensual or arising at law;

(mm)

“Environmental Law” means any Applicable Law or Permit relating to the environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any Applicable Law, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) transfer of interests in, or control of, real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Hazardous Materials; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons;

(nn)

“Equipment” means all equipment, tools, signs, computers, printers, scanners, servers, photocopiers and other computer hardware, shelving, logos, machinery, security systems, cameras used in connection with the Business, including those items as more particularly described in Schedule 1.1(nn);

(oo)	“Escrow Agent” means JPMorgan Chase Bank, N.A.;
(pp)

“Escrow Agreement” means the escrow agreement to be executed and delivered by the Escrow Vendor Parties, the Purchaser and the Escrow Agent at Closing, substantially in the form attached hereto as Exhibit B;

(qq)	“Escrow Vendor Parties” means Canadian Vendor Amalco, Holdings US, Solutions US and Grafters US;
(rr)	“Estimated Net Working Capital” has the meaning ascribed thereto at Section 2.3;
(ss)	“Estimated Net Working Capital Date” has the meaning ascribed thereto at Section 2.3;
(tt)	“Excluded Assets” means the following assets owned by the Vendors as of the Closing Date:
(i)	Prepaids and deposits of the Vendors;
(ii)	French Real Property;
(iii)	Corporate Records and Tax returns of the Vendors;
(iv)	all cash and cash equivalents of the Vendors on hand or in bank accounts;
(v)	all Canadian Contracts, French Contracts and US Contracts that are not Assumed Contracts;
(vi)	all Employee-related or Employee benefit-related files or records, other than personnel files of Transferred Employees;
(vii)	all insurance policies of the Vendors and all rights to applicable claims and proceeds thereunder;
(viii)	all Tax assets and Tax attributes (including duty and Tax refunds and prepayments) of the Vendors;
(ix)	the rights that accrue or will accrue to the Vendors under this Agreement;

(x)	Excluded Receivables and Excluded Intellectual Property;
(xi)	right, title and interest in the shares of any company, including the shares of the Vendors;
(xii)	any vehicle leases of the French Vendor;
(xiii)	inventory of French Business owned by the French Vendor, including Saleable Inventory;
(xiv)

all rights of Solutions Canada and the French Vendor pursuant to the Share Purchase Agreement dated September 16, 2016 between Solutions Canada as purchaser and Jean Pierre Devidal, Rozenn Anthony Devidal, Delphine Devidal Menguy, Frederic Menguy, Alice Devidal, Gilbert Hamon and Allain Corre as sellers, including any right of action against such sellers; and

(xv)

all rights with respect to the Excluded Litigation, as well as: (i) any solicitor-client privilege, litigation privilege and solicitor work-product protection of any of the Vendor Parties as a result of legal counsel representing any of the Vendor Parties at or prior to Closing, including in connection with the negotiation, execution, delivery and performance of the transactions contemplated by the Agreement; (ii) all documents maintained by legal counsel as a result of representation of any of the Vendor Parties in respect of such Excluded Litigation; and (iii) all documents subject to the solicitor-client privilege, litigation privilege and work-product protection described in clause (i) above and the Purchaser and its Affiliates each acknowledge and agree that the unintentional sharing of any such documentation with any of them is not, and they agree not to assert that it is, a waiver of any such privilege.

(uu)	“Excluded Intellectual Property” means the Intellectual Property listed in Schedule 1.1(p) or Schedule 1.1(kkk) under the heading “Excluded Intellectual Property”;
(vv)	“Excluded Liabilities” means, other than the Assumed Liabilities which the Purchaser has expressly agreed to assume, all Liabilities of the Vendors and their Affiliates, including the following:
(i)

any Liabilities of the Vendor Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, and the documents and transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(ii)	any Liabilities for (A) Taxes payable by any of the Vendor Parties and (B) Pre-Closing Taxes associated with the Business or the Purchased Assets;

(iii)	any Liabilities relating to or arising out of the Excluded Assets;
(iv)

any Liabilities in respect of any Claim arising out of, relating to or otherwise in respect of the operation of the Business, the Business Products or the Purchased Assets to the extent such Claim relates to such operation at or before the Time of Closing;

(v)

any product Liability or similar Claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any Vendor;

(vi)

any Liability or Claims relating to or arising out of any product sold (including the Business Products) or service performed by or on behalf of any of the Vendors in the operation of the Business or any other business of any of the Vendor Parties;

(vii)

any Liabilities of any Vendor in respect of the Employees and Independent Contractors (including the Transferred Employees and the Transferred Independent Contractors) to the extent that such Liabilities are based on facts, circumstances or events that arise (A) at or before the Time of Closing or (B) after the Time of Closing for all Employees and Independent Contractors that are not Transferred Employees or Transferred Independent Contractors, including all severance payments, notice obligations (including, without limitation, contractual notice obligations and notice obligations pursuant to the Worker Adjustment and Retraining Notification Act and/or similar state or local laws), damages for wrongful dismissal or breach of contract, damages for misclassification and wage and hour, tax, and insurance obligations and all costs in respect of the termination by a Vendor of the employment or engagement of any Employee or Independent Contractor of any of the Vendors;

(viii)	any Liabilities associated with any Employee Benefit Plan;
(ix)

any Liabilities associated with any payables of any Vendor (A) to the extent not assumed by the Purchaser on Closing; (B) which constitute intercompany payables owing to Affiliates of such Vendor; (C) which constitute debt, loans or credit facilities to any Person; or (D) which did not arise in the Ordinary Course of the Business;

(x)

any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (A) do not constitute part of the Purchased Assets issued by the Business’ customers to a Vendor on or before the Closing; (B) did not arise in the Ordinary Course of the Business; or (C) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(xi)

any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Vendor (including with respect to any breach of obligations by such Person);

(xii)	any Liabilities under the Assumed Contracts to the extent arising out of or relating to a breach by any Vendor of such Assumed Contracts prior to Closing;
(xiii)	any Liabilities associated with debt, loans or credit facilities of any Vendor or the Business owing to any Person; and
(xiv)	any Liabilities arising out of, in respect of or in connection with the failure by Vendor or any of its Affiliates to comply with any Applicable Law or order of a Governmental Entity;
(ww)	“Excluded Litigation” means the litigation matters listed and described in Schedule 1.1(ww);
(xx)	“Excluded Receivables” means the accounts receivable listed and described in Schedule 1.1(xx);
(yy)	“FDA” means the United States Food and Drug Administration;
(zz)	“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq.;
(aaa)	“Federal False Claims Act” has the meaning ascribed thereto in Section 4.1(u)(ix);
(bbb)	“Final Net Working Capital” has the meaning ascribed thereto at Subsection 2.6(i);
(ccc)

“French Assumed Contracts” means the French Contracts entered into by the French Vendor with certain third parties that the Purchaser has agreed to assume on Closing, which French Contracts are identified with an asterisk in Schedule 1.1(hhh);

(ddd)	“French Assumed Liabilities” means all Liabilities in connection with the following which the Purchaser has expressly agreed to assume:
(i)	Transferred Employees but only after the Time of Closing; and
(ii)

French Assumed Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Time of Closing, were incurred in the Ordinary Course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the French Vendor on or prior to Closing;

(eee)	“French Business” means the business of the French Vendor consisting of the manufacturing and distribution of the NeoGraft Device operated as business as a going concern (fonds de commerce);
(fff)

“French Business Asset Transfer Agreement” means the business asset transfer document to be executed by the French Vendor in favour of the Purchaser and/or its Affiliate on Closing, substantially in the form attached hereto as Exhibit C;

(ggg)	“French Business Price” means the purchase price of the French Purchased Assets as determined in accordance with Schedule 2.11;
(hhh)	“French Contracts” means all contracts to which the French Vendor is a party with respect to the Business, being those contracts as more particularly described in Schedule 1.1(hhh);
(iii)	“French Escrow Agent” means the Séquestre Juridique de l’Ordre des Avocats du Barreau de Paris;
(jjj)	“French Escrow Amount” has the meaning ascribed thereto in Section 2.9(a);
(kkk)

“French Intellectual Property” means all right, title, benefit and interest of the French Vendor in all intellectual property of any nature and kind including all domestic and foreign trademarks, business names, corporate names, trade names, product names, trade dress, slogans, logos, domain names, generic top level domain names, trading styles, patents (including applications, provisional applications, continuations, divisional, reissues, and re-examinations thereof and therefor), Trade Secrets, proprietary software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, all inventions, formulae, models, product and service designs, product and service configurations, product and service formulations, processes and processing methods, technology and techniques, data, databases, proprietary information, know-how, and the Additional French IP, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation, anywhere in the world, and all associated rights, including moral rights, including the intellectual property described at Schedule 1.1(kkk);

(lll)

“French Permits” means all federal, provincial and local permits, licenses, authorizations, certificates, approvals, registrations, filings, variances, franchises, rights, privileges, waivers and exceptions, and grants of every kind and character or any item with a similar effect used by the French Vendor in connection with the Business, including those set out at Schedule 1.1(lll);

(mmm)

“French Purchased Assets” means collectively, all of the assets of the French Vendor owned or used in carrying on the French Business, tangible or intangible, other than any Excluded Assets, including the following assets:

(i)	French Assumed Contracts;

(ii)	French Intellectual Property;
(iii)	Business Names of the French Vendor;
(iv)	Equipment owned or leased by the French Vendor;
(v)	Goodwill of the French Vendor;
(vi)	Furniture and Fixtures of the French Vendor;
(vii)	Promotional materials of the French Vendor;
(viii)	Miscellaneous Items of the French Vendor;
(ix)	Supplies of the French Vendor; and
(x)	Business Records relating to the foregoing;
(nnn)	“French Real Property” means land and buildings in France located at 59 Avenue Augustin Dumont, Malakoff, Hauts-De-Seine, 92240, France;
(ooo)	“French Sales Representative Agreement” means the sales representative agreement (contrat d’agent commercial) dated January 27, 2017 between MBC Consulting and the French Vendor;
(ppp)

“French Transferred Employees” means those Employees as listed in Schedule 4.4(d) pertaining to the French Business and who will be automatically transferred with the French Business to the Purchaser or its designated Affiliate on the Closing Date pursuant to the provisions of Article L. 1224-1 of the French Labour Code (Code du Travail);

(qqq)	“Furniture and Fixtures” means all furniture and fixtures owned or used in connection with the Business, including those items as more particularly described in Schedule 1.1(qqq);
(rrr)	“GAAP” means the generally acceptable accounting principles established by the US Federal Accounting Standards Board, as in effect at the relevant time;
(sss)

“Goodwill” means all goodwill of the Business including the Vendors’ relationships with all customers and suppliers and lists related thereto, including telephone numbers, email addresses, addresses, and other such contact information, as set out in Schedule 1.1(sss);

(ttt)

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, arbitrator, adjudicator, tribunal, bureau or agency, domestic or foreign having or purporting to have jurisdiction in the relevant circumstance, (ii) any subdivision or authority of any of the above, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above;
(uuu)

“Gross Revenues” means the aggregate of the following: (i) gross revenues from the sale by the Purchaser or its Affiliates of NeoGraft Devices following the Closing, (ii) gross revenues from the leasing by the Purchaser or its Affiliates of NeoGraft Devices following the Closing and (iii) revenues net of amounts payable to technicians following Closing from the sale by the Purchaser or its Affiliates of graft uses of a NeoGraft Device sold or leased prior to or following the Closing, less any discounts, write-offs and allowances in the Ordinary Course of the Business, provided that revenues will be recognized, for the purposes of calculating the Earn-Out Amount, in accordance with the revenue recognition provisions of the Purchaser, the current version of which are set out in the notes to the consolidated financial statements of the Purchaser for the year ending December 31, 2016 and which may, for greater certainty, may be amended from time to time to ensure the Purchaser’s compliance with GAAP;

(vvv)	“Hair Medica Products” means the Hair Medica products sold by one or more of the Vendors as further described at Schedule 1.1(vvv);
(www)	“Hair Medica Intellectual Property” means the Intellectual Property used in connection with the sale of the Hair Medica Products as described at Schedule 1.1(www);
(xxx)

“Hair Medica Supply Agreement” means the agreement to be executed and delivered by INCI Medica Incorporated and the Purchaser or its designated Affiliate at Closing for the manufacturing and supply of Hair Medica Products, containing those terms set forth in Schedule 1.1(xxx) and other mutually agreeable terms including customary representations, warranties, covenants and indemnities, such schedule to also list the current prices charged by Solutions US for the listed products;

(yyy)

“Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been designated or listed by any Governmental Entity or in or pursuant to any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment;

(zzz)	“Holdback” means the sum of $500,000;
(aaaa)	“Indemnitee” has the meaning ascribed thereto at Section 9.4(a);
(bbbb)	“Indemnitor” has the meaning ascribed thereto at Section 9.4(a);
(cccc)	“Independent Contractors” means all individuals or entities engaged to perform services as independent contractors of the Vendors in connection with the Business as set out in Schedule 1.1(kk);

(dddd)	“Intellectual Property” means collectively, the Canadian Intellectual Property, the French Intellectual Property and the US Intellectual Property;
(eeee)	“IRS” means the United States Internal Revenue Service;
(ffff)	“ITA” means the Israeli Tax Authority;
(gggg)	“Key Employee” means the Employee listed at Schedule 1.1(gggg);
(hhhh)

“La Tôlerie Plastique Agreement” means a supplier agreement to be entered into by the Purchaser or its designated Affiliate and La Tôlerie Plastique at or prior to Closing, on terms and conditions satisfactory to the Purchaser in its sole discretion;

(iiii)

“Liabilities” means any and all debts, liabilities, expenses, commitments and obligations of any kind, character or description, whether direct or indirect, fixed or unfixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or unasserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto;

(jjjj)	“Licenses” means any Canadian Contracts, French Contracts and/or US Contracts by which one or more of the Vendors grants to any Person any rights to any Intellectual Property;
(kkkk)

“Losses” means all damages, fines, penalties, deficiencies, losses, Liabilities, Taxes, charges, costs, expenses (including expenses requested by any Governmental Entity, reasonable expenses of investigation, enforcement and collection, expenses incurred in connection with any mitigation activities and reasonable attorneys’, accountants’ and other professionals’ fees, disbursements and expenses), settlement payments, awards, judgments and interest;

(llll)	“Major Contracts” means the following agreements:
(i)	Supplier Agreements;
(ii)	the US Premises Leases; and
(iii)	an independent contractor agreement between Solutions US and Dr. Jack Fisher;
(mmmm)

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Business or any portion thereof, any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, Liabilities, obligations, businesses, operations or results of operations of the applicable Vendor that in the aggregate is, or would reasonably be expected to be, material and adverse to the Business, the Purchased Assets or the Vendors’ ability to consummate the transaction contemplated by this Agreement or the Transaction Documents;
(nnnn)

“Mazet Agreement” means an acquisition or license agreement to be entered into between the Purchaser or its designated Affiliate and Electronique du Mazet at or prior to Closing whereby Electronique du Mazet either (i) sells for nominal consideration all intellectual property and associated rights used in connection with the NeoGraft Device (including all prior models) or (ii) grants an exclusive, perpetual, worldwide, royalty-free license agreement to use such and exploit in full such intellectual property for nominal consideration, in either case on terms and conditions satisfactory to the Purchaser in its sole discretion;

(oooo)	“Miscellaneous Items” means stationery, office supplies, and other miscellaneous items owned by the Vendors and used in the Business;
(pppp)	“NeoGraft Device” means the NeoGraft Device sold by the Vendors as further described at Schedule 1.1(pppp) and any prior models;
(qqqq)	“NeoGraft Device Products” means the products and services associated with the NeoGraft Device sold by the Vendors as further described at Schedule 1.1(qqqq);
(rrrr)

“Net Working Capital” means with respect to the Business, all of its Qualifying Receivables and Saleable Inventory less trade and accounts payable and accrued Liabilities (including accrued Employee Liabilities) forming part of the Assumed Liabilities;

(ssss)

“Notified Body” means an independent, accredited body that, subject to being authorized and permitted by its authorized accrediting body, provides (i) verification and certification services meant to ensure and assess compliance with defined standards and regulations, and/or (ii) an official certification mark or a declaration of conformity with such defined standards and regulations;

(tttt)	“NWC Adjustment Statement” has the meaning ascribed thereto at Subsection 2.6(b);
(uuuu)

“Ordinary Course” or “Normal Course” when used in relation to the conduct of the Business, means any transaction which constitutes an ordinary day-to-day business activity conducted in a commercially reasonable and businesslike manner consistent with past practices of the Business;

(vvvv)	“Order” means any outstanding order, decree, writ, injunction, judgment, stipulation, determination or award entered by or with any Governmental Entity;
(wwww)	“Parties” means collectively, the parties hereto and “Party” means any one of them;
(xxxx)	“Payee” has the meaning ascribed thereto at Section 2.12(a);

(yyyy)	“Permits” means collectively, the Canadian Permits, the US Permits and the French Permits;
(zzzz)

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, limited partnership, limited liability partnership, stock company, joint venture, Governmental Entity, unincorporated organization, trust, association or other entity;

(aaaaa)	“Personal Information” means all information about an identifiable individual, including employees, contractors, customer or suppliers of the Vendors;
(bbbbb)	“Post-Closing Adjustment” has the meaning ascribed thereto at Subsection 2.6(j);
(ccccc)

“Pre-Closing Taxes” means Taxes for periods ending on or before the Closing Date, and the portion of Taxes for a Straddle Period that is properly allocable to the portion of the Straddle Period ending on the Closing Date; provided that in allocating Taxes for a Straddle Period, ad valorem property Taxes (and similar Taxes) shall be allocated based on the number of days in the portion of the Straddle Period ending on the Closing Date, and the allocable portion of other Taxes shall be the Tax that would have been due if the Straddle Period had ended on the Closing Date.  For greater certainty, the French business tax (CET) for the fiscal year 2018 related to the French Business shall be deemed to be a Pre-Closing Tax;

(ddddd)

“Prepaid Expenses” means the value of all prepaid expenses in respect of the Business that have been paid in advance (including all rental payments for Contracts, Permits, US Premises Leases, and goods and services) which can be utilized in full or the full benefit of which can be enjoyed by the Purchaser after the Closing Date, including the expenses set out in Schedule 1.1(ddddd);

(eeeee)

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that Royal Bank of Canada establishes at its head office in Toronto, Ontario as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which is at present referred to as its prime rate;

(fffff)	“Purchase Price” has the meaning ascribed thereto at Section 2.2;
(ggggg)	“Purchased Assets” means collectively, the Canadian Purchased Assets, the US Purchased Assets and the French Purchased Assets;
(hhhhh)	“Purchaser Fundamental Representations & Warranties” means the representations and warranties of the Purchaser Parties or any Purchaser Party which are listed at Schedule 1.1(hhhhh);
(iiiii)	“Purchaser’s Counsel” means Stewart McKelvey;
(jjjjj)	“Purchaser’s French Counsel” means De Pardieu Brocas Mafféi;

(kkkkk)	“Purchaser Indemnified Parties” has the meaning ascribed thereto at Section 9.2(a);
(lllll)	“Purchaser’s Israeli Counsel” means Gornitzky & Co.;
(mmmmm)	“Purchaser’s Net Working Capital” has the meaning ascribed thereto at Section 2.6(b);
(nnnnn)	“Purchaser’s US Counsel” means Wilmer Cutler Pickering Hale and Dorr LLP;
(ooooo)	“Qualifying Receivables” means the Accounts Receivable which are collected by the Purchaser and its Affiliates within 120 days of the Closing Date;
(ppppp)	“Reference Date” means March 31, 2017;
(qqqqq)	“Reference NWC Statement” means the reference statement of Net Working Capital of the US Vendors as at November 30, 2017, attached hereto as Schedule 1.1(qqqqq);
(rrrrr)	“Regulatory Approvals” means the following:
(i)	adoption and implementation (including necessary training) by Solutions US of a quality management system which is in compliance with FDA requirements for its Business;
(ii)	establishment registration by Solutions US for each US Leased Premises; and
(iii)	post certification for marketing of the NeoGraft Device in the form of a product listing with the FDA.
(sssss)	“Remitted Taxes” has the meaning ascribed thereto at Section 2.12(c);
(ttttt)	“Royalty Fee” has the meaning ascribed thereto at Section 3.17;
(uuuuu)

“Royalty Revenue” means actual cash payable to and received by the Purchaser or its Affiliates from sales of any and all products that are developed by or on behalf of the Purchaser or its Affiliates after Closing and that use or encompass, in whole or in part, and in any manner whatsoever, the Additional French IP, after the deduction from such revenue amount of: (i) reasonable costs and expenses relating to exploitation of the Additional French IP, including reasonable costs incurred to develop, produce, distribute, market and otherwise carry out the sale of such products; (ii) reasonable third party distributor commissions and fees; and (iii) withholding taxes and sales, value-added and other similar Taxes; provided that with respect to the revenue for which there is no third party distributor, the Purchaser will be entitled to deduct a thirty percent (30%) commission (in addition to costs relation to exploitation and Taxes);

(vvvvv)	“Saleable Inventory” has the meaning ascribed thereto at Section 2.3;
(wwwww)	“Specific Tax Claim” has the meaning ascribed thereto in Section 2.9(a);
(xxxxx)	“Stark Law” has the meaning ascribed thereto in Section 4.1(u)(ix);
(yyyyy)	“Straddle Period” means a Tax period ending after the Closing Date and beginning on or before the Closing Date;
(zzzzz)	“Supplier Agreements” means supplier agreements entered into between the French Vendor and each of the following entities:
(i)	Labodial;
(ii)	Abaque Industrie SAS;
(iii)	Electronique du Mazet; and
(iv)	Bien-Air Dental;
(aaaaaa)	“Supplies” means all parts, product, paper and other supplies used or consumed in connection with the Business;
(bbbbbb)	“Target Net Working Capital” means $839,455, as set out in the Reference Net Working Capital Statement;
(cccccc)

“Tax” or “Taxes” all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including: (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, recording, land transfer, personal property, intangible property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, unemployment, disability, employer health, pension plan, anti-dumping, countervail, excise, escheat, production, severance, stamp, occupation, or premium tax or similar charge or fee; (ii) all withholdings on amounts paid to or by the relevant Person; (iii) all provincial workers’ compensation payments, provincial health insurance premiums, employment insurance premiums, Canada Pension Plan, Québec Pension Plan and any other pension plan contributions or premiums; (iv) any fine, penalty, interest, or addition to tax; (v) any Liability for any of the foregoing imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and (vi) any Liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

(dddddd)	“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder;

(eeeeee)	“Tax Authority” means any Governmental Entity that is entitled to impose Taxes or to administer any applicable Tax legislation;
(ffffff)

“Tax Benefit” will mean, with respect to any Loss, the net reduction in cash Taxes actually payable by the Indemnitee that is attributable to any deduction, loss, credit or other item which decreases Taxes resulting from such Loss (treating such Tax item as the last item used in calculating such net reduction in cash Taxes), taking into account the receipt of the related indemnity payment;

(gggggg)

“Tax Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder and for greater certainty, any reference herein to a specific section or sections of the Tax Code, or regulations promulgated thereunder, shall be deemed to include a reference to all corresponding provisions of future law;

(hhhhhh)	“Tax Liabilities Escrow Amount” means the amount of $2,800,000;
(iiiiii)	“Tax Representations & Warranties” means the representations and warranties of the Vendor Parties or any Vendor Party which are listed at Schedule 1.1(iiiiii);
(jjjjjj)

“Tax Returns” means all reports, returns, estimates, forms, remittances or other information, or any amendment thereof or schedule or attachment thereto, required to be filed in connection with any Taxes or by any Tax Authority;

(kkkkkk)	“Terminated Contracts” means all contracts listed in Schedule 1.1(kkkkkk);
(llllll)	“Third Party Consents” shall have the meaning ascribed thereto in Section 3.6;
(mmmmmm)	“Third Party Proceeding” has the meaning ascribed thereto at Subsection 9.4(a);
(nnnnnn)	“Time of Closing” means 9:00 am (Toronto, Ontario time) on the Closing Date or such other time as may be agreed by the Purchaser and Miriam;
(oooooo)

“Trade Secrets” means confidential know how, methods, technical information, data, processes, or plans used or owned by one or more of the Vendors in the development, production or exploitation of any Intellectual Property or any Business Products;

(pppppp)	“Trademark Assignment” means the assignment of trademarks to be executed and delivered by Canadian Vendor Amalco at Closing, substantially in the form attached hereto as Exhibit D;
(qqqqqq)

“Transaction Documents” means collectively, the Transfer Agreements, the Escrow Agreement, the Transition Services Agreement and all other agreements, certificates, documents or instruments delivered pursuant to, or in connection with, this Agreement;

(rrrrrr)	“Transfer Agreements” means collectively, the French Business Asset Transfer Agreement, the US Business Transfer Agreement and the Trademark Assignment;
(ssssss)

“Transfer Taxes” means all value added tax, sales and use tax, deeds tax, excise tax or stamp tax imposed upon the transfer of the Purchased Assets by a Governmental Authority in Canada, the United States of America or France, but excluding Taxes of other types, and in particular excluding (i) any taxes imposed or payable under the Tax Act, Tax Code or any similar income tax legislation, and (ii) franchise taxes imposed on corporations;

(tttttt)

“Transferred Employees” means those Employees to whom (i) the Purchaser or a designated Affiliate of the Purchaser has agreed to extend offers of employment in accordance with Subsection 3.4(a) and who accept employment with the Purchaser or such Affiliate of the Purchaser effective as of Closing, and (ii) the French Transferred Employees;

(uuuuuu)	“Transferred Independent Contractors” means those Independent Contractors whom the Purchaser or a designated Affiliate of the Purchaser engages or employs effective as of the Time of Closing.
(vvvvvv)	“Transition Services Agreement” means the transition services agreement to be entered into among the Purchaser and the Vendors at Closing, substantially in the form attached hereto as Exhibit E;
(wwwwww)	“Unpaid Tax Liabilities” means any Liability of the Vendors for Tax with respect to the Tax types and periods listed on Schedule 1.1(wwwwww);
(xxxxxx)

“US Assumed Contracts” means the US Contracts entered into by one or both of the US Vendors with certain third parties that the Purchaser has agreed to assume on Closing, including the US Premises Leases, which US Contracts are identified with an asterisk in Schedule 1.1(aaaaaaa);

(yyyyyy)	“US Assumed Liabilities” means all Liabilities in connection with the following which the Purchaser has expressly agreed to assume:
(i)	trade and accounts payable incurred by the US Vendors in the Ordinary Course of the Business prior to Closing;
(ii)

Transferred Employees and Transferred Independent Contractors but, in each case, only to the extent that such Liabilities are based on facts, circumstances or events that arise after the Time of Closing;

(iii)

US Assumed Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Time of Closing, were incurred in the Ordinary Course of the Business and do not relate to any failure to perform, improper performance or other breach, default or violation by any US Vendor on or prior to the Closing; and

(iv)

all product warranties granted to customers of the Business by the US Vendors with respect to NeoGraft Devices sold in the Ordinary Course of the Business prior to the Closing as set out in Schedule 1.1(pppp);

(zzzzzz)

“US Business Transfer Agreement” means the business transfer agreement to be executed by the US Vendors and Canadian Vendor Amalco in favour of the Purchaser or its Affiliates on Closing, substantially in the form attached hereto as Exhibit F;

(aaaaaaa)	“US Contracts” means all contracts to which one or more of the US Vendors is a party with respect to the Business, being those contracts as more particularly described in Schedule 1.1(aaaaaaa);
(bbbbbbb)

“US Intellectual Property” means all right, title, benefit and interest of the US Vendors in all intellectual property of any nature and kind including all domestic and foreign trademarks, business names, trade names, product names, trade dress, slogans, logos, domain names, generic top level domain names, trading styles, patents (including applications, provisional applications, continuations, divisional, reissues, and re-examinations thereof and therefor), Trade Secrets, proprietary software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, all inventions, formulae, models, product and service designs, product and service configurations, product and service formulations, processes and processing methods, technology and techniques, data, databases, proprietary information and know-how, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation, anywhere in the world, and all associated rights, including moral rights, including the intellectual property described at Schedule 1.1(bbbbbbb);

(ccccccc)

“US Leased Premises” means those lands and buildings leased by the US Vendor for use in the Business pursuant to the US Premises Leases situate at (i) 103 – 419 Southfork Drive, Lewisville, Texas, 75057 and (ii) 1415 South Church Street, Charlotte, North Carolina, 28203;

(ddddddd)

“US Permits” means all federal, provincial and local permits, licenses, authorizations, certificates, approvals, registrations, flings, variances, franchises, rights, privileges, waivers and exceptions, and grants of every kind and character or any item with a similar effect used by the US Vendors in connection with the Business, and capable of being assigned to the Purchaser, including those et out at Schedule 1.1(ddddddd);

(eeeeeee)

“US Premises Leases” means (i) the short form commercial lease dated December 6, 2017 between Wayne and Faye Oliver, as landlord, and Solutions US, as tenant; and (ii) the lease agreement entered into on March 15, 2017 between 1415, LLC, as landlord, and Solutions US, as tenant;

(fffffff)

“US Purchased Assets” means collectively, all of the assets of the US Vendors owned or used in carrying on the Business, tangible or intangible, other than any Excluded Assets, including the following assets:

(i)	US Assumed Contracts;
(ii)	US Intellectual Property;
(iii)	US Permits;
(iv)	US Premises Leases;
(v)	Accounts Receivable of the US Vendors;
(vi)	Business Names of the US Vendors;
(vii)	Equipment owned or leased by one more of the US Vendors;
(viii)	all inventory of the Business owned by the US Vendors, including Saleable Inventory;
(ix)	Promotional materials of the US Vendors;
(x)	Goodwill of the US Vendors;
(xi)	Furniture and Fixtures of the US Vendors;
(xii)	Miscellaneous Items of the US Vendors;
(xiii)	Supplies of the US Vendors; and
(xiv)	Business Records relating to the foregoing;
(ggggggg)	“Vendors’ Counsel” means Bennett Jones LLP;
(hhhhhhh)	“Vendor Fundamental Representations & Warranties” means the representations and warranties of the Vendor Parties or any Vendor Party which are listed at Schedule 1.1(hhhhhhh);
(iiiiiii)	“Vendor Indemnified Parties” has the meaning ascribed thereto at Section 9.3(a);
(jjjjjjj)	“WARN Act” shall have the meaning ascribed thereto in Subsection 4.3(e); and
(kkkkkkk)	“Withholding Tax Certificate” means a withholding tax exemption certificate issued by the ITA, as more particularly described at Section 2.12.
1.2	Exhibits

The following are the Exhibits attached to and incorporated in this Agreement by reference and deemed to be an integral part hereof:

Exhibit ADirection to Pay

Exhibit BEscrow Agreement

Exhibit CFrench Business Asset Transfer Agreement

Exhibit DTrademark Assignment

Exhibit ETransition Services Agreement

Exhibit FUS Business Transfer Agreement

Exhibit GNo-Interest Letter from Greenbanktree Power Corporation

1.3	Schedules

The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be an integral part hereof:

Schedule 1.1(k)Business Names

Schedule 1.1(o)Canadian Contracts

Schedule 1.1(p)Canadian Intellectual Property

Schedule 1.1(q)Canadian Permits

Schedule 1.1(dd)Data Room

Schedule 1.1(kk)Employees & Independent Contractors

Schedule 1.1(nn)Equipment

Schedule 1.1(ww)Excluded Litigation

Schedule 1.1(xx)Excluded Receivables

Schedule 1.1(hhh)French Contracts

Schedule 1.1(kkk)French Intellectual Property

Schedule 1.1(lll)French Permits

Schedule 1.1(qqq)Furniture & Fixtures

Schedule 1.1(sss)Goodwill

Schedule 1.1(vvv)Hair Medica Products

Schedule 1.1(www)Hair Medica Intellectual Property

Schedule 1.1(xxx)Key Terms of Hair Medica Supply Agreement

Schedule 1.1(gggg)Key Employee

Schedule 1.1(pppp)NeoGraft Device

Schedule 1.1(qqqq)NeoGraft Device Products

Schedule 1.1(ddddd)Prepaid Expenses

Schedule 1.1(hhhhh)Purchaser Fundamental Representations & Warranties

Schedule 1.1(qqqqq)Reference NWC Statement

Schedule 1.1(iiiiii)Tax Representations & Warranties

Schedule 1.1(kkkkkk)Terminated Contracts

Schedule 1.1(wwwwww)Unpaid Tax Liabilities

Schedule 1.1(aaaaaaa)US Contracts

Schedule 1.1(bbbbbbb)US Intellectual Property

Schedule 1.1(ddddddd)US Permits

Schedule 1.1(hhhhhhh)Vendor Fundamental Representations & Warranties

Schedule 2.8Tax Liabilities and Escrow

Schedule 2.11Purchase Price Allocation

Schedule 3.6Third Party Consents

Schedule 4.1(d)Compliance with Laws

Schedule 4.1(f)Ordinary Course

Schedule 4.1(j)Insurance

Schedule 4.1(k)Litigation

Schedule 4.1(m)Exclusivity and Confidentiality Agreements

Schedule 4.1(p)Computer Systems

Schedule 4.1(q)Warranties

Schedule 4.1(u)(i)Regulatory Matters

Schedule 4.2(a)Canadian Vendors’ Jurisdictions

Schedule 4.2(b)Encumbrances against the Canadian Purchased Assets

Schedule 4.3(a)US Vendors’ Jurisdictions

Schedule 4.3(b)Encumbrances against the US Purchased Assets

Schedule 4.3(e)(i)Employee Benefits

Schedule 4.3(h)US Real Property

Schedule 4.4(a)French Vendor’s Jurisdictions

Schedule 4.4(d)French Transferred Employees

Schedule 7.1(p)Tax Liabilities to be paid at Closing

If a matter is said to be set out, disclosed, listed, described or reflected in a particular Schedule, it is deemed to have been sufficiently disclosed to the Parties if such matter is fully and plainly described in that particular Schedule or there is, in that particular Schedule, a specific cross-reference to another Schedule.  No such matter is considered to be sufficiently disclosed if it is set out in any other section of a Schedule unless there is full and plain description to the cross-referenced section.  Nothing set out in the Schedules established a standard of materiality.

1.4	Headings

The division of this Agreement into Articles, Sections, Subsections, schedules and exhibits and the inclusion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5	Calculation of Time Periods

Where a time period is expressed to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day.  Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day.  Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day.  If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.6	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.7	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in the currency of the United States of America.  Any tender of money hereunder may be made upon the Parties or their respective counsel and all payments hereunder shall be made in immediately available funds by wire, bank draft, certified cheque or solicitor’s trust cheque.

1.8	Accounting Terms

All accounting terms not expressly defined in this Agreement hall have the meanings generally ascribed to them in accordance with GAAP.

1.9	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.10	Statutory Instruments

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Applicable Law shall be construed as a reference to such Applicable Law as amended or re-enacted from time to time or as a reference to any successor thereto.

1.11	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and replaces and supersedes the letter of intent dated November 1, 2017 among the Purchaser, Solutions Canada and Miriam.  There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or the Transaction Documents.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or the Transaction Documents.  Accordingly, there shall be no Liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent that it has been reduced to writing and included as a term of this Agreement or the Transaction Documents.

1.12	Waiver, Amendment

No amendment or waiver of this Agreement or any other agreements provided for in, or delivered in connection with, this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement or any other agreements provided for in, or delivered in connection with, this Agreement shall constitute a waiver of any other provision of this Agreement or any other agreements provided for in, or delivered in connection with, this Agreement nor shall any waiver of any provision of this Agreement or any other agreements provided for in, or delivered in connection with, this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.13	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and the parties hereto irrevocably attorn to the jurisdiction of the Courts of the Province of Ontario for any and all disputes arising under the terms of this Agreement or the transactions contemplated hereby.

1.14	Meaning of “including”

Any reference herein to “including” or “includes” means “including (or includes) but is not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it.

1.15	Knowledge

Where any statement in this Agreement or in any Transaction Document is expressed to be made to the “knowledge” of one or more of the Vendors, such expression or any similar expressions shall be understood to be made on the basis of (a) the knowledge of any director or officer of the applicable Vendor(s), or the Key Employee, of the relevant subject matter, or (b) such knowledge of the relevant subject matter as such individual would have if they had conducted a reasonable amount of diligence and inquiry of the relevant Persons or matter.

1.16	Data Room

All references to “delivered or otherwise made available for inspection” means, with respect to any document, the posting of such document in the Data Room with access thereto granted to the Purchaser and its representatives at least 48 hours prior to the execution and delivery of this Agreement.

ARTICLE 2 – PURCHASE AND SALE

2.1	Purchased Assets & Assumed Liabilities

Subject to the warranties, representations, terms and conditions set out in this Agreement and the Transaction Documents, the Vendors agree to sell and assign to the Purchaser or its designated Affiliates, and the Purchaser agrees to purchase and assume, or cause its Affiliates to purchase or assume, from the Vendors, the Purchased Assets and the Assumed Liabilities on the Closing Date with effect from the Time of Closing.

2.2	Purchase Price

Subject to set-off and adjustment in accordance with the terms of this Agreement, the Purchaser agrees to pay, and the Vendors agree to accept as payment for the Purchased Assets the aggregate purchase price of $10,000,000 (as adjusted, the “Purchase Price”), which is payable as set out in Section 2.5 and which amount is inclusive of all applicable Taxes (other than Transfer Taxes).

2.3	Estimated Net Working Capital

At least five (5) days prior to the Closing Date, representatives of the Purchaser and the Vendors shall jointly conduct a physical inspection and count of the entire inventory of the Business which the Vendors shall use to prepare and deliver to the Purchaser an estimated Net Working Capital (“Estimated Net Working Capital”) as of the Closing Date.  For the purposes of determining the Estimated Net Working Capital, the inventory of the US Vendors shall be deemed to be the saleable, functioning, undamaged and current inventory of the Business that relates or pertains to the NeoGraft Device, the NeoGraft Device Products or the Hair Medica Products (collectively, the “Saleable Inventory”) and for greater certainty, shall exclude: (i) outdated or obsolete inventory; (ii) inventory that cannot be used in the Business as conducted on the date hereof; (iii) inventory that relates to any discontinued Business Products or Business Products that are not manufactured or distributed by the Vendors on the date hereof; and (iv) inventory that cannot reasonably be expected to be used in the Business (A) in the case of Hair Medica Products, in the twelve months immediately following Closing, and (B) for all other inventory, in the twenty-four months immediately following Closing.  The date the Estimated Net Working Capital is determined and delivered to the Purchaser is referred to herein as the “Estimated Net Working Capital Date”.  The Estimated Net Working Capital will be prepared (i) in the same format as the Reference NWC Statement, and (ii) in accordance with the standards and methodologies set out therein, in each case, using the relevant Business Records as of the Estimated Net Working Capital Date.

2.4	Closing Adjustment

If: (a) the Estimated Net Working Capital is greater than the Target Net Working Capital, that portion of the Purchase Price payable in accordance with Subsection 2.5(a)(v) will be increased, dollar for dollar, by the amount by which the Estimated Net Working Capital exceeds the Target Working Capital; or (b) the Estimated Net Working Capital is less than the Target Net Working Capital, that portion of the Purchase Price payable in accordance with Subsection 2.5(a)(v) will be decreased, dollar for dollar, by the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital.

2.5	Satisfaction of Purchase Price & Transfer Taxes
(a)	The Purchaser or its Affiliate(s) shall satisfy the Purchase Price in full as follows:
(i)	by paying the Holdback to the Vendors in accordance with Section 2.7;
(ii)	by paying the Tax Liabilities Escrow Amount to the Escrow Agent in escrow at Closing, not to be releasable to the Vendors except in accordance with Section 2.8 and the Escrow Agreement;
(iii)

by paying the French Business Price to the French Escrow Agent in escrow at Closing, which shall be held by the French Escrow Agent for the benefit of the French Vendor and not be releasable except in accordance with Section 2.9 and the French Business Asset Transfer Agreement;

(iv)	by paying the Earn-Out Amount in accordance with Section 2.10; and

(v)

by wire transferring an amount equal to the Purchase Price as adjusted for the Estimated Net Working Capital in accordance with Section 2.4 less the aggregate of the Holdback, the Tax Liabilities Escrow Amount, the Earn-Out Amount and the French Business Price (the “Closing Payment”) in accordance with the Direction to Pay.

(b)	On the Closing Date or promptly thereafter, the Purchaser or its Affiliate(s) shall pay, to the applicable Governmental Entity, the Transfer Taxes arising on the transfer of the Purchased Assets.
(c)	Payment of any adjustment to the Purchase Price post-Closing will be made in accordance with Section 2.6.
2.6	Post-Closing Adjustment
(a)	That portion of the Purchase Price payable in accordance with Subsection 2.5(a)(v) will be subject to increase or decrease by a post-Closing adjustment pursuant to this Section 2.6.
(b)

Within one hundred fifty (150) days after the Closing, the Purchaser shall prepare and deliver to the Vendors a statement (the “NWC Adjustment Statement”) setting forth the Purchaser’s reasonably detailed calculation of the Net Working Capital as of the Closing Date (the “Purchaser’s Net Working Capital”) and the related Purchase Price adjustment, if any, required under this Section 2.6.  The Purchaser’s Net Working Capital will be prepared (i) in the same format as the Reference NWC Statement, and (ii) in accordance with the standards and methodologies set out therein, in each case, using the relevant Business Records as of the Closing Date.  For greater certainty, in calculating the Purchaser’s Net Working Capital following Closing and delivering the NWC Adjustment Statement, the Purchaser shall in no way be bound, or otherwise limited, by the Estimated Net Working Capital.

(c)

If requested by the Vendors in writing, the Purchaser will allow the Vendors and their representatives reasonable access to review all working papers and other documentation used or prepared in connection with the preparation of, or which otherwise form the basis of, the NWC Adjustment Statement and the Purchaser’s Net Working Capital, as well as all Business Records relating to the operations and finances of the Vendors with respect to the period up to and including the Closing Date, and the Purchaser will make reasonably available the individuals in its employ responsible for and knowledgeable about the information used in, and the preparation or calculation (as applicable) of, the NWC Adjustment Statement and the Purchaser’s Net Working Capital in order to respond to the reasonable inquiries of the Vendors, in each case as and to the extent reasonably necessary for, and for the sole purpose of, the Vendors’ review of the NWC Adjustment Statement and the Purchaser’s Net Working Capital and provided that any of the Vendors outside representatives requesting any such access will first have executed and delivered a customary confidentiality and hold harmless agreement relating to such access to the extent requested by the Purchaser’s Counsel.
(d)

If the Vendors object in good faith to any item in the NWC Adjustment Statement, including the calculation of the Purchaser’s Net Working Capital, on the bases provided in this Section 2.6 (each, a “NWC Disputed Item”), the Vendors shall deliver written notice of such objection to the Purchaser within fifteen (15) Business Days after the receipt of the NWC Adjustment Statement and the Purchaser’s Net Working Capital calculation by the Vendors (such notice, a “Notice of NWC Disagreement”).  The Notice of NWC Disagreement will set out in reasonable detail each NWC Disputed Item and the reasons for the Vendors’ objection to such item, the amount in dispute and reasonable details of the calculation of such amount.  If requested by the Purchaser in writing, the Vendors will allow the Purchaser and its representatives reasonable access to review the working papers and other documentation used or prepared in connection with the preparation of, or which otherwise form the basis of, the Vendors’ objection to each NWC Disputed Item.  The Vendors may not challenge any item in the NWC Adjustment Statement, including the calculation of the Purchaser’s Net Working Capital, on any basis other than that it contains arithmetic error or was not prepared in accordance with the requirements of this Agreement.  The Vendors will be conclusively deemed to have accepted all items and amounts contained in the NWC Adjustment Statement and the calculation of the Purchaser’s Net Working Capital other than the NWC Disputed Items for which a timely Notice of NWC Disagreement is delivered in accordance with this Section 2.6.

(e)

If the Parties cannot reach agreement on any NWC Disputed Item within fifteen (15) Business Days after a Notice of NWC Disagreement is delivered in accordance with Section 2.6, then any unresolved NWC Disputed Items (collectively, a “NWC Dispute”) will be submitted for final and binding arbitration to a senior audit partner at the Toronto office of KPMG LLP chosen by the managing partner of such office (the “NWC Arbitrator”).  In the event that KPMG LLP is unwilling or unable to serve as the NWC Arbitrator, a senior audit partner at the Toronto office of Grant Thornton LLP chosen by the managing partner of such office will serve as the NWC Arbitrator.  In the event that both KPMG LLP and Grant Thornton LLP are unwilling or unable to serve as the NWC Arbitrator, either the Vendors or the Purchaser may request that the ICC International Centre for Expertise appoint as NWC Arbitrator, within ten (10) days from the date of such request or as soon as practicable thereafter, an audit partner in an internationally recognized accounting firm that is not the auditor or independent accounting firm of any of the Parties, who is a certified public accountant or chartered accountant in Canada and who is independent of the Parties and impartial.  The Vendors and the Purchaser will, to the extent required, enter into a customary engagement letter with the NWC Arbitrator in a form satisfactory to each of the Vendors and the Purchaser, acting reasonably, which will include reasonable and customary confidentiality provisions.

(f)

Within fifteen (15) days of the appointment of the NWC Arbitrator, the Vendors and the Purchaser will provide to the NWC Arbitrator a copy of the NWC Adjustment Statement and the Purchaser’s Net Working Capital, and will each provide a written submission that states, for each unresolved NWC Disputed Item, the dollar amount in dispute, a narrative description of how the dollar amount was calculated or derived and an explanation of the rationale for the Party’s position.  The Vendors and the Purchaser will request that the NWC Arbitrator thereafter determine all matters in the NWC Dispute within thirty (30) days after such materials are submitted for the NWC Arbitrator’s review.  Upon the request of the NWC Arbitrator, the Vendors and the Purchaser will provide or make available all working papers, documents and information as are reasonably required by the NWC Arbitrator to make his or her determination; provided, however, that the outside auditors of the Vendors or the Purchaser will not be obligated to make any working papers available to the NWC Arbitrator unless and until the NWC Arbitrator has executed and delivered a customary confidentiality and hold harmless agreement relating to such access in form and substance reasonably acceptable to such outside auditors, to the extent requested by such outside auditors.  Neither the Vendors nor the Purchaser will disclose to the NWC Arbitrator, and the NWC Arbitrator will not consider for any purpose, any settlement discussions or settlement offer made by the Vendors or the Purchaser with respect to any objection under Subsection 2.6(g), unless otherwise agreed in writing by the Vendors and the Purchaser.

(g)

The determination of the NWC Arbitrator will be final and binding on the Parties (for greater certainty, with no right of appeal or judicial review on any grounds other than for fraud or manifest error on the part of the NWC Arbitrator), and may only be corrected for arithmetic error or to cause the NWC Disputed Items to be prepared in accordance with this Agreement, on written application to the NWC Arbitrator delivered within fifteen (15) days of the date of his or her determination.  The NWC Adjustment Statement and the Purchaser’s Net Working Capital will be (or not be, as applicable) adjusted in accordance with the NWC Arbitrator’s determination.  In resolving the NWC Dispute, the NWC Arbitrator will be limited to addressing any particular NWC Dispute referred to in the Notice of NWC Disagreement and will make all calculations in a manner consistent with this Section 2.6; provided that such calculation will, with respect to any NWC Disputed Item, be no greater than the higher amount calculated by the Vendors or the Purchaser, and no less than the lower amount calculated by the Vendors or the Purchaser, in the Parties’ submissions to the NWC Arbitrator under this Section 2.6, as the case may be.  The NWC Arbitrator’s review and determination will be based solely on the grounds presented by the Vendors and the Purchaser, and will be limited to correcting arithmetic errors in respect of the NWC Disputed Items or causing the NWC Disputed Items to be prepared in accordance with this Agreement and the NWC Arbitrator shall have no power or authority to address or resolve any other issues.  Each of the Parties shall bear its own costs and expenses of this arbitration under this Section 2.6.  The costs and expenses of the NWC Arbitrator (and the ICC International Centre for Expertise, if applicable) under this Section

2.6 will be borne by the Party losing the majority of the amount at issue in the NWC Dispute.
(h)

If no Notice of NWC Disagreement is received by the Purchaser on or prior to the expiration date of the fifteen (15) Business Day period referred to in Subsection2.6(d), then the NWC Adjustment Statement and the Purchaser’s Net Working Capital will be conclusively deemed to have been accepted by the Vendors.

(i)

The calculation of the Net Working Capital at the Closing being final and binding on the Parties as determined either through agreement of the Vendors and the Purchaser (deemed or otherwise) or through the determination of an NWC Arbitrator pursuant to this Section 2.6 is referred to as the “Final Net Working Capital”.

(j)

The “Post-Closing Adjustment” will be the amount equal to the Final Net Working Capital minus the Estimated Net Working Capital.  If the Post-Closing Adjustment is positive, the Purchaser shall pay such amount by wire transfer of immediately available funds to an account specified by the Vendors within five (5) Business Days after such determination and the Purchase Price will be adjusted accordingly.  If the Post-Closing Adjustment is negative, the Vendor’s will pay the absolute value of such amount by wire transfer of immediately available funds to an account specified by the Purchaser within five (5) Business Days after such determination and the Purchase Price will be adjusted accordingly.  Any payment under this subsection 2.6(j) shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly on, before and after determination of the Post-Closing Adjustment, with interest on overdue interest at the same rate, from the date of the issuance of a Notice of NWC Disagreement until the date of payment of the Post-Closing Adjustment.

2.7	Holdback

Half of the balance of the Holdback, as adjusted pursuant Section 9.8, shall be released and paid to Canadian Vendor Amalco or as Miriam shall direct on the first anniversary of the Closing Date.  The balance of the Holdback, if any following adjustment pursuant to Article 9, shall be released and paid by the Purchaser to Canadian Vendor Amalco or as Miriam shall direct on the second anniversary of the Closing Date.

2.8	Tax Liabilities Escrow

The Tax Liabilities Escrow Amount shall be deposited with the Escrow Agent as provided in Section 2.5(a) and such amount shall be released and paid by the Escrow Agent to the relevant Person, in accordance with the remainder of this Section 2.8 and the terms of the Escrow Agreement and upon receipt by the Escrow Agent from the Escrow Vendor Parties and the Purchaser of the written instruction set out in Exhibit A to the Escrow Agreement.  The Parties confirm that the Tax Liabilities Escrow Amount shall be released in accordance with and subject to the following terms and conditions, to:

(a)	A Tax Authority on the following terms:
(i)

The Vendors will approach each of the Tax Authorities listed in Schedule 1.1(wwwwww) and engage in a process to satisfy their respective Unpaid Tax Liability with respect to each such Tax Authority by voluntary disclosure or another appropriate process.  The Vendors shall deliver to the Purchaser copies of all documents filed by a Vendor with, and all notices received by a Vendor from, any Tax Authority with respect to an Unpaid Tax Liability.  The Vendors shall otherwise keep the Purchaser timely informed of their progress in resolving each Unpaid Tax Liability.

(ii)

After the Vendors receive evidence from a Tax Authority or are accepted into a voluntary disclosure program with respect to an Unpaid Tax Liability, the Vendors may submit to the Purchaser (A) in the case of such an acceptance, the voluntary disclosure agreement or other documentation, together with the Tax Returns proposed to be filed, or (B) in the case of other evidence, the documentation from the applicable Tax Authority indicating a final payment amount.

(iii)

If such documentation is satisfactory to the Purchaser in its commercially reasonable discretion, the Purchaser and the US Vendors shall jointly direct the Escrow Agent to release a corresponding amount to the applicable Tax Authority in accordance with the Escrow Agreement, subject to clause (iv) below.

(iv)

If the aggregate amount payable to a Tax Authority exceeds the amount listed on Schedule 1.1(wwwwww) for that Tax Authority (the “Additional Tax Amount”), then the Vendor Parties will pay to the applicable Tax Authority the Additional Tax Amount.  When the Purchaser receives written documentation that the Additional Tax Amount has been paid, which documentation is satisfactory to the Purchaser in its commercially reasonable discretion, the Purchaser and the US Vendors shall jointly direct the Escrow Agent to release the amount listed on Schedule 1.1(wwwwww) with respect to such Tax Authority to such authority in accordance with the Escrow Agreement.

(v)

For the avoidance of doubt, in no event shall the aggregate amounts payable to a Tax Authority from the Tax Liabilities Escrow Amount under this Section 2.8 exceed the total amount listed in Schedule 1.1(wwwwww) for such Tax Authority.

(vi)

The Vendors shall use commercially reasonable efforts to secure certificates of Tax compliance or good standing after satisfaction of the Unpaid Tax Liabilities with a Tax Authority (and shall provide copies of any such certificates to the Purchaser).

(b)	The Escrow Vendor Parties on the following terms:

(i)

If the amount payable to a Tax Authority to satisfy all Unpaid Tax Liabilities with respect to such Tax Authority is less than the amount shown on Schedule 2.8 with respect to such Tax Authority, as determined by the Purchaser in its commercially reasonable discretion based on documentation provided by the Vendors from the Tax Authority, then the Purchaser and the US Vendors shall jointly direct the Escrow Agent to release the difference to the Escrow Vendor Parties in accordance with the Escrow Agreement.

(c)	The Purchaser on the following terms:
(i)

If the Purchaser pays or becomes subject to any Liability for an Excluded Liability described in Section 1.1(vv)(ii), the Purchaser shall notify the Escrow Vendor Parties thereof in writing, and the Purchaser and the US Vendors shall, within ten (10) Business Days after such notice, jointly direct the Escrow Agent to release the amount of such payment or Liability to the Purchaser in accordance with the Escrow Agreement.

2.9	Escrow of the French Business Price
(a)

In accordance with the provisions of Article L.141-17 of the French Code of Commerce (Code de commerce) and Article 1684 1° of the French Tax Code (Code général des impôts), the Parties agrees that the French Business Price shall be placed in escrow (the “French Escrow Amount”) by the Purchaser or by a designated Affiliate thereof with the French Escrow Agent until the later of (i) the expiration of the opposition period provided by Article L. 141-14 of the French Code of Commerce (Code de commerce) for the creditors of the French Business to oppose to the payment of the French Business Price in relation to their receivables or settlement of the oppositions (the “Creditor Claim”) and (ii) the expiration of the period during which the French tax authorities can request to the Purchaser or its designated Affiliate the payment of the French corporate income tax and the apprenticeship tax due by the French Vendor (i.e. upon the expiration of the period of 90 days mentioned by Article 1684 1° of the French tax code (Code général des impôts)) (the “Specific Tax Claim”).

(b)

The French Escrow Amount shall be released in full and paid to the French Vendor in the absence of a Creditor Claim or a Specific Tax Claim.  In the event of Creditor Claims and/or Specific Tax Claim, the French Escrow Amount to be released shall be reduced by any Creditor Claim and/or Specific Tax Claim up to the French Escrow Amount.

2.10	Earn-Out Amount
(a)	The Parties agree that the payment of the Earn-Out Amount shall be tied to the Gross Revenue following Closing. The Vendors agree and acknowledge that:
(i)	the Purchaser and its Affiliates may make from time to time such business decisions as they deem appropriate, in their sole discretion, in the conduct of the Business and any other business of the Purchaser and its Affiliates following the Closing, including actions that may have an impact on the payment of the Earn-Out Amount; and
(ii)

this Section 2.10 imposes no restrictions on the power or authority of the Purchaser and its Affiliates with respect to (A) the operation of the Purchased Assets, the Business or any other business, (B) the sale of the Purchased Assets, the Business or any other business or (C) the licensing of any Purchased Assets.

(b)	The Purchaser shall be required to pay the Earn-Out Amount in accordance with this Section 2.10. To satisfy the payment of the Earn-Out Amount the Purchaser shall pay to Canadian Vendor Amalco:
(i)	5% of all Gross Revenues generated in the United States of America by the Purchaser or its Affiliates following Closing; and
(ii)	2.5% of all Gross Revenues generated outside of the United States of America by the Purchaser or its Affiliates following Closing;

provided that under no circumstances will such payments exceed, in the aggregate, the Earn-Out Amount.

(c)

Following the Closing Date, within 30 days following the end of each fiscal quarter, commencing the second quarter of 2018, the Purchaser shall calculate the amount owing to Canadian Vendor Amalco pursuant to Subsection 2.10(b), shall provide the Vendors with written notice of the Purchaser’s calculation thereof (the “Earn-Out Notice”) and shall forthwith pay to Canadian Vendor Amalco such amount to a bank account directed by Miriam from time to time.  The Vendors shall have the right to review all working papers and other documentation used or prepared in connection with the preparation of, or which otherwise form the basis of, the Earn-Out Notice and calculation of the amount payable to Canadian Vendor Amalco pursuant to Subsection 2.10(b) and to object in good faith to the Earn-Out Notice or such calculation in accordance with the procedure outlined in Subsections 2.6(d) through 2.6(j) with respect to an NWC Dispute.  To the extent that:

(i)

on the date that is eighteen (18) months from the Closing Date, the amounts paid to Canadian Vendor Amalco pursuant to this Section 2.10 are less than $1,000,000, the Purchaser shall pay, on such date, the difference between $1,000,000 and the amounts paid to Canadian Vendor Amalco prior to such date; and

(ii)

on the date that is thirty (30) months from the Closing Date the amounts paid to Canadian Vendor Amalco pursuant to this Section 2.10 are less than the Earn-Out Amount, the Purchaser shall pay, on such date, the difference between the Earn-Out Amount and the amounts paid to Canadian Vendor Amalco prior to such date.

2.11	Purchase Price Allocation

The Purchaser and the Vendors agree to reflect the allocation of the Purchase Price as determined by the Vendors and provided at Schedule 2.11 (as adjusted) in their respective financial statements and Tax Returns on and subsequent to the Closing and not to take any position inconsistent with such allocation.  The Vendors acknowledge and agree that the Purchaser has relied on such allocation of the Purchase Price in entering into this Agreement and in meeting its obligations under this Section 2.11.  In the event that allocation of the Purchase Price is disputed by any Tax Authority, the Party receiving notice of such dispute shall promptly notify the other Parties and the Parties will use commercially reasonably efforts to sustain the allocation provided at Schedule 2.11.  The Parties will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

2.12	Withholding Tax Treatment
(a)

The Parties hereby agree to approach the ITA and apply for a withholding tax exemption certificate (“Withholding Tax Certificate”) pursuant to which the Purchaser shall be exempted from withholding tax or entitled to a reduced withholding tax rate in connection with payments of the French Business Price to the French Vendor or to the French Escrow Agent (the “Payee”).

(b)

To the extent a Withholding Tax Certificate is not issued by the ITA by the Time of Closing, or if the Withholding Tax Certificate is issued by the Time of Closing for a reduced withholding rate or if the ITA has issued any other interim ruling requiring the Purchaser to withhold taxes in respect of the French Business Price, then, in each of the above cases, the Purchaser shall pay the Payee or cause any of its Affiliates to pay the Payee the entire French Business Price, without any applicable tax-withholdings.

(c)

The Vendors hereby undertake to cooperate, and to cause the French Escrow Agent to cooperate with the Purchaser and its Affiliates in filing the request for Withholding Tax Certificate and completing any procedural formalities and proceedings with the ITA which are necessary in order to obtain the Withholding Tax Certificate.  Moreover, in the event the Purchaser has paid the ITA any withholding taxes (“Remitted Taxes”), then at any time following the Closing and for as long as it may be required, the Vendors shall assist the Purchaser, and cause the French Escrow Agent to assist the Purchaser in any manner in recovering from the ITA the Remitted Taxes, including without limitation, signing, executing and/or providing with any documents, certificates, affidavits, declarations, forms and instruments and take any other action which the Purchaser, acting reasonably, deems necessary or advisable in order to recover the Remitted Taxes.  Any Remitted Taxes which are recovered shall be the property of the Purchaser.

(d)	The foregoing process shall be led by the Purchaser.

ARTICLE 3 – COVENANTS

3.1	Positive Covenants of the Vendor Parties

Except as otherwise contemplated by this Agreement, as required by Applicable Law or consented to in writing by the Purchaser, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, each of the Vendor Parties covenants and agrees to:

(a)

cause the amalgamation of the Canadian Vendors under the laws of the Province of Ontario to form Canadian Vendor Amalco no less than two (2) Business Days prior to the Closing Date (and for greater certainty, to obtain any and all necessary consents and approvals in connection therewith) all on terms, conditions and documentation satisfactory to the Purchaser, acting reasonably;

(b)	following such amalgamation, use commercially reasonable efforts to complete any and all necessary updates in connection the Canadian Intellectual Property registrations;
(c)	conduct the Business in the Ordinary Course;
(d)	provide the Purchaser with such information about the Business, the Purchased Assets and the Assumed Liabilities as the Purchaser may request from time to time, including any Business Records;
(e)

cause the insurance policies of the Vendor Parties (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such insurance policies) not to be amended, cancelled or terminated, or any other coverage thereunder to lapse, unless simultaneously with such amendments, renewals, terminations, cancellation or lapse, amended, renewed or replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the amended, renewed, cancelled, terminated or lapsed insurance policies, and where possible, for substantially similar premiums, are in full force and effect;

(f)

comply in all material respects with all Applicable Laws affecting the Vendor Parties and the operation of the Business, provided that this covenant shall not require that any of the Vendor Parties apply for Permits other than as specifically required in this Agreement;

(g)

timely prepare and file all Tax Returns required to be filed by the Vendor Parties and timely pay all Taxes for which the Vendor Parties are liable and all Taxes that relate to the Business or the Purchased Assets for pre-Closing periods provided, that the foregoing shall not apply to any Tax or Tax Return that (i) is described in the Escrow Agreement, (ii) is a Transfer Tax that is the obligation of the Purchaser in accordance with this Agreement or (iii) is the subject of specific disclosure in Schedule 2.8;

(h)

provide commercially reasonable cooperation with the Purchaser and make any filings reasonably and timely requested by the Purchaser in connection with the transactions contemplated pursuant to this Agreement;

(i)

maintain all registrations with respect to the Intellectual Property that is registered in North America or Europe, excluding any Additional French IP and any Intellectual Property that has been specifically identified in Schedule 1.1(p), Schedule 1.1(kkk) or Schedule 1.1(bbbbbbb) as abandoned or lapsed, and pay in a timely manner any registration, maintenance and renewal fees with respect to such Intellectual Property by the due date for such fees, without taking advantage of any available periods of grace, extension, restoration or reinstatement; and

(j)

use commercially reasonable efforts to preserve intact its Business, organization and goodwill, to keep available the employees and Independent Contractors of its Business as a group, and to maintain satisfactory relationships with Governmental Entities, suppliers, vendors, distributors, service providers, customers and others with whom the Vendor Parties have business relationships.

3.2	Negative Covenants of the Vendor Parties

Except as otherwise contemplated by this Agreement, as required by Applicable Law or consented to in writing by the Purchaser, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, each of the Vendor Parties covenants and agrees not to:

(a)

undertake any activity or enter into any understanding or agreement that will have or would reasonably be expected to have any Material Adverse Effect on the Purchased Assets or the Business prior to the Closing Date;

(b)	sell, assign, transfer, convey, lease, license, encumber or otherwise dispose of any Purchased Asset;
(c)	acquire any capital assets or make capital expenditures;
(d)	waive or release any material right or Claim in respect of any Purchased Assets or Assumed Liabilities;
(e)

amend, assign, renew, extend or terminate (including through permissive non-renewal) any Assumed Contract; enter into any Contract that would be a material Contract if in effect on the date hereof; or waive, release or assign any material rights or Claims under any existing Assumed Contract;

(f)

make any increase in the compensation payable or to become payable to Employees, Independent Contractors or agents or institute any new, or increase or accelerate the vesting or payment of any amounts or benefits under any existing, benefit plans, including the Employee Benefit Plans;

(g)	make any material amendment to any employment Contract, including any amendment relating to restrictive covenants;

(h)

terminate or modify, in any material respect, any relationship with, or make any termination, modification or amendment to any Contract with, any consultant or Independent Contractor, including any amendment relating to restrictive covenants;

(i)	terminate, promote, demote, hire or transfer any Employee;
(j)	terminate or modify, in any material respect, any relationship with any distributor of the products of the Business;
(k)

waive, cancel, amend, terminate or fail to maintain in full force and effect all Permits which are presently held and are required for the operation of the Business or fail to timely file and prosecute any necessary applications for renewal of any such Permits;

(l)	make any filings with any Governmental Entity relating to the withdrawal by a Vendor from any lines or kinds of business; or
(m)	authorize or agree or otherwise commit to do or make any public announcement with respect to the foregoing unless required pursuant to Applicable Law:

provided, for certainty, the French Vendor may, at any time, sell the French Real Property.

3.3	Due Diligence
(a)	Subject to compliance with Applicable Laws, the Vendor Parties shall, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing:
(i)

make available to the Purchaser and its representatives full and complete access to the Business and Records, including information regarding the Employees (including their employment history, wages and benefits, date of hire, and other particulars), all financial information respecting the Business and such other information as may be requested to enable the Purchaser to satisfy itself as to the condition, both financial and otherwise, of the Business and Purchased Assets;

(ii)	permit the Purchaser and its representatives to conduct physical inspections of the Purchased Assets, including the US Leased Premises; and
(iii)	make available to the Purchaser and its representatives access to personnel and officers of the Vendors.
(b)

Without limiting the generality of the provisions of the Confidentiality Agreement and subject to Section 3.3(c), the Parties acknowledge that all information provided under this Section 3.3 or otherwise pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, is subject to the Confidentiality Agreement, which will remain in full force and effect until the Closing, at which time the Confidentiality Agreement will be deemed to be terminated without further action of the parties thereto, notwithstanding any other provision of this Agreement or any termination of this Agreement.  If any provision of this Agreement conflicts or is inconsistent with any provision of the Confidentiality Agreement, the provisions of this Agreement will supersede those of the Confidentiality Agreement, but only to the extent of the conflict or inconsistency, and all other provisions of the Confidentiality Agreement will remain in full force and effect until Closing, at which time the Confidentiality Agreement will be deemed to be terminated without further action of the parties thereto.  Notwithstanding any other provisions of this Agreement, the Purchaser will continue to have access to the Data Room from the date hereof until the Closing.

(c)

The Vendors hereby waive any provision of the Confidentiality Agreement to the extent any such provision restricts or is or may be breached as a result of: (a) the transactions expressly contemplated by this Agreement; (b) discussions undertaken with any Governmental Entity in respect of the transactions contemplated by this Agreement; and (c) any other action that may be reasonably required in order for the Purchaser to perform its obligations under this Agreement.

3.4	Employees and Independent Contractors
(a)

Within seven Business Days following the date hereof, the Purchaser shall provide a list of Employees and Independent Contractors to the Vendors that it (or one or more Affiliates of the Purchaser) wishes to hire on Closing.  The Vendors agree that the Purchaser, or one or more of its Affiliates, may, at any time following such notice, provide such Employees or Independent Contractors with written offers of employment, which offers, if accepted, would become effective as of the Closing.  The Vendors shall pay to all Employees and Independent Contractors on Closing all accrued obligations owing to them as of the Closing and shall confirm at Closing that such accrued obligations have been paid and satisfied in full, including any obligations in respect of final pay and accrued vacation time of any salaried Employees (other than such Employees for whom the relevant Vendor is not required to pay unused vacation upon termination, pursuant to such person’s employment agreement, to the extent not inconsistent with Applicable Law).  The Purchaser agrees that the offers of employment it shall extend, or cause one or more of its Affiliates to extend, to Employees shall be on substantially the same or similar terms and conditions, which for the avoidance of doubt means position, duties, and terms of compensation during employment, as existed as of the day and year first above written, excluding the French Transferred Employees.

(b)

The Vendors agree to assign to the Purchaser (or one or more of the Purchaser’s Affiliates, as directed by the Purchaser) any restrictive covenant obligations binding or purporting to bind any Employee or Independent Contractor in favor of the Vendors (including non-compete and non-solicitation obligations and other similar obligations) or, to the extent not assignable (as determined in the Purchaser’s reasonable discretion), release each Employee and Independent Contractor from any such obligations that would interfere either with the hiring or engagement of such Person by the Purchaser or one or more of its Affiliates or such Person’s performance of duties for the Purchaser or one or more of its Affiliates following the Closing.  The Vendors agree that the Purchaser or one or more of its Affiliates may, but need not, engage or hire any or all of the Employees or Independent Contractors as of or following the Closing.

(c)

With respect to the French Transferred Employees, their employment contract will be automatically transferred to the Purchaser or its designated Affiliate acquiring the French Business in accordance with Article L. 1224-1 of the French Labour Code (Code du travail).

3.5	Purchaser Right to Carry on Business

Following the Closing, the Purchaser and its Affiliates shall have the exclusive right to represent itself as carrying on the Business in continuation of and in succession to the Vendors and the right to use any words indicating that the Business is so carried on, and the right to register the Canadian Business Names, the US Business Names, the French Business Names and any variations thereof.  As soon as practicable following the Closing, the Vendor Parties agree and covenant (a) to effect a change of their names along with the names of any other entity in their control using the NeoGraft name or any other Business Name and (b) to take all necessary actions requested by the Purchaser to allow the Purchaser to use the Business Names or any variation thereof following the Closing.  The Vendors shall promptly notify the Purchaser when such name changes have been completed.

3.6	Third Party Consents

Each of the Vendors and the Purchaser shall reasonably cooperate and use commercially reasonable efforts to obtain, prior to Closing or termination of this Agreement, the consents and approvals of any Person that is required, necessary, proper or advisable to be obtained in respect of the transfer to the Purchaser by the Vendors on Closing of any of the Vendors’ rights under any Purchased Asset or in order to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents or to avoid any cancellation, termination or acceleration of any rights under, or constitute a default under any Assumed Contract (collectively, the “Third Party Consents”) all of which are described in Schedule 3.6, and which, for certainty, shall include the Major Contracts.  To the extent any Third Party Consents have not been obtained as of Closing and the Closing occurs nevertheless, then (a) this Agreement and the documents contemplated hereby shall not constitute an agreement to assign the applicable Purchased Asset if an attempted assignment would constitute a breach thereof or be unlawful and such Purchased Asset shall not be assigned and transferred at the Closing and the Purchaser (or one or more of its Affiliates) shall not assume the applicable Vendor’s Liabilities or obligations with respect thereto at the Closing, to the extent such Liabilities or obligations constitute Assumed Liabilities, (b) the Vendors shall continue to reasonably cooperate with the Purchaser and use their commercially reasonable efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (c) upon the obtaining of such consent or approval, the Vendors and the Purchaser shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Purchased Asset (and the associated Liabilities and obligations of the Vendors, to the extent such Liabilities and obligations constitute Assumed Liabilities) to the Purchaser or one or more of its Affiliates and (d) from and after the Closing until the assignment, pursuant to clause (c) above, of any Assumed Contract that was not transferred at the Closing in accordance with this Section 3.6 and to which the Purchaser notifies Solutions Canada that this clause (d) shall apply, the Purchaser shall perform and fulfill, or cause to be performed and fulfilled, on a subcontractor basis, the obligations of the applicable Vendor or Vendors to be performed and fulfilled under such Assumed Contract, and such Vendor or Vendors shall promptly remit to (or as directed by) the Purchaser all payments received by such Vendor or Vendors under such Assumed Contract for services performed during such period, provided, in the case of this clause (d), that the Purchaser shall indemnify the applicable Vendor for any Loss suffered by the other party to such Assumed Contract (i) with respect to the period following the Closing during which the Purchaser performs and fulfills, or causes to be performed and fulfilled, on a subcontractor basis, the obligations of the applicable Vendor or Vendors to be performed and fulfilled under such Assumed Contract and (ii) only to the extent that such Loss is based on facts, circumstances or events that arise during the period referred to in clause (i) of this proviso.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, the Vendors, to the maximum extent permitted by Applicable Laws and such Purchased Asset, shall after the Closing provide to the Purchaser the benefit of such Purchased Asset in order to obtain for it the benefits thereunder and shall cooperate at the Vendors’ sole cost and expense, to the maximum extent permitted by Applicable Law, with the Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including enforcing any rights under such Purchased Asset or allow Purchaser or its designees to enforce such rights.

3.7	Notification & Cooperation

Subject to compliance with Applicable Laws, from the date hereof until the earlier of the termination of this Agreement and the Closing, each of the Vendor Parties, on the one hand, and the Purchaser, on the other hand, shall promptly notify the other and keep it apprised as to:

(a)	any Claim which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents;
(b)

any representation or warranty made by it or the others contained in this Agreement becoming untrue or inaccurate in any material respect or it failing to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it or the others under this Agreement;

(c)

in the case of the Vendor Parties, the occurrence of any fact or state of facts, circumstance, change, effect, occurrence, condition or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business;

(d)

any other event that would or would reasonably be expected to result in, individually or in the aggregate, any of the conditions set forth in Article 8 not being capable of being fulfilled by the Closing Date;

(e)	any written notice received by such Party from a Governmental Entity or third party seeking to restrain or prohibit the transactions contemplated by this Agreement or the Transaction Documents; or
(f)

the commencement of any material Claim against such Party or its Affiliates that would adversely affect the ability of such Party or its Affiliates to consummate the transactions contemplated by this Agreement or the Transaction Documents.

No notification made pursuant to this Section 3.7 will have the effect of satisfying any condition set forth in Article 8, nor will any such notification have any effect for the purposes of determining the right of any Party to claim or obtain indemnification under this Agreement, other than as a breach of a covenant by a Party failing to notify or keep the other apprised, or otherwise enforce its rights and remedies under this Agreement.

3.8	Discharge of Encumbrances
(a)

The Vendor Parties covenant that they shall discharge, at or prior to Closing, at their sole cost and expense, all Encumbrances affecting the Purchased Assets, or if such Encumbrances will exist post-Closing, the Vendor Parties shall, or shall cause the Vendors’ Counsel to, prior to Closing: (i) obtain a no-interest letter for any undischarged Encumbrances in respect of the Purchased Assets, in form satisfactory to the Purchaser in its sole discretion; or (ii) undertake to pay out and discharge any such Encumbrances using the Closing Payment, with any supporting waivers or pay-out letters and confirmations of discharges to be promptly delivered to the Purchaser’s Counsel, before any amount of the Purchase Price is paid to the Vendor Parties.

(b)

The Vendor Parties covenant that, to the extent not provided at or prior to Closing, they shall promptly provide the Purchaser with a certificate of release of the federal Tax lien filed with respect to Solutions US and its employment Tax liabilities for the periods ended December 31, 2015 through September 30, 2017.

3.9	Transition Assistance

The Vendor Parties shall cooperate with the Purchaser and its Affiliates to effect an orderly transition of the Business following Closing and to make such announcements regarding the change of ownership of the Business as the Purchaser and its Affiliates shall wish to make.  If, at any time after the Closing Date, any Intellectual Property remains for any reason vested in the Vendors, the Vendors shall transfer such Intellectual Property to the Purchaser or to any of its designated Affiliate as soon as practicable for no additional or nominal consideration.  Except as expressly agreed by the Parties, as from the Closing Date, the Vendors shall not use, in any way whatsoever, the Intellectual Property.

3.10	Data Room

At or prior to the Closing, the Vendors shall deliver to the Purchaser a true and correct electronic copy of the Data Room together with all documents and materials added to the Data Room on and after the date hereof and on or prior to the Closing Date.  From and after the Closing, the Vendor

Parties and their respective representatives will cease to have access to the Data Room but may retain a true and correct electronic copy of the Data Room provided that such information may not be used for any purpose which is prohibited by this Agreement, the Transaction Documents or Applicable Law or which may result in the disclosure of a Trade Secret.

3.11	Restrictive Covenants

The Vendor Parties hereby covenant and agree that neither of them, nor any of their Affiliates, shall, without the prior written consent of the Purchaser, at any time during the period commencing on the Closing Date and ending three (3) years following the Closing Date:

(a)

either individually or in partnership or jointly or in conjunction with any other Person or Persons, firm, association, syndicate, company or organization, as principal, agent, shareholder, equityholder or in any other manner whatsoever carry on or be engaged in or concerned with or interested in or advise, lend money to, guarantee the debts or obligations of any Person or Persons, firm, association, syndicate or corporation engaged in a business which is the same as, similar to or in any way competitive (in whole or in part) with the Business in North America and Europe;

(b)

solicit, directly or indirectly, or attempt to solicit any suppliers or employees away from the Business or request, induce or attempt to influence any supplier of goods or services to the Business to curtail or cancel any business it transacts with the Purchaser; or

(c)

solicit, directly or indirectly, or attempt to solicit any customers or prospective customers of the Business or persuade or attempt to persuade such customers from discontinuing or adversely altering their relationship with the Purchaser.

Notwithstanding clause (a) above, Miriam shall be permitted, indirectly through her controlling interest in INCI Medica Incorporated or any successor thereto, to continue to be engaged in the business of selling hair growth products (including the formulas currently branded as “Reload” and “HR9” but for greater certainty specifically excluding the NeoGraft Device, the NeoGraft Device Products or any hair restoration products in the context of hair transplants) provided that she shall not (and shall cause INCI Medica Incorporated not to) directly market such hair growth products to any hair transplant doctors anywhere in Canada or the United States except as otherwise expressly permitted by the Hair Medica Supply Agreement.  The Vendor Parties acknowledge that the foregoing restrictions are reasonable in order to protect the legitimate business interests of the Purchaser, and a breach by any of the Vendor Parties of any of the provisions of this Section 3.11 may result in damage to the Purchaser.  The Purchaser may not be adequately compensated for such damages by monetary award.  Accordingly, in the event of any such breach, in addition to all the remedies available to the Purchaser at law or in equity, the Purchaser may seek a restraining order, injunction, decree or other remedy to ensure compliance with this Agreement.

3.12	Restrictive Covenant Election

The Purchaser and the Vendor Parties intend that the conditions set out in Subsection 56.4(7) of the Tax Act have been met, so that Subsection 56.4(5) of the Tax Act applies to any “restrictive covenant” (as defined in Subsection 56.4(1) of the Tax Act) granted by each of the Vendor Parties pursuant to this Agreement (in this Section 3.12, the “Non-Competition Covenants”).  For greater certainty:

(a)	for the purposes of paragraph 56.4(7)(d) of the Tax Act, no proceeds will be attributable, allocable, received or receivable by the Vendor Parties for granting the Non-Competition Covenants;
(b)	the Non-Competition Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Assets and the Business; and
(c)	the Purchaser would not purchase the Purchased Assets without having the benefit of the Non-Competition Covenants.

The Purchaser will, within (5) five Business Days of a written request from Miriam to do so following Closing, make jointly with a Vendor Party one or more elections pursuant to or in respect of Subsection 56.4(7) of the Tax Act in the required manner and using a form prescribed for such purposes (if applicable) and otherwise reasonably acceptable to their respective counsels, as will cause Subsection 56.4(5) of the Tax Act to apply to the Non-Competition Covenants granted by the Vendor.  Such election will reflect that the Parties have allocated no proceeds to the restrictive covenant.  Provided that it has complied with the foregoing covenant, the Purchaser will not be responsible for any late filing penalties and will have no Liability to the Vendor Parties or otherwise with respect to the Tax consequences associated with any such election.

3.13	Post-Closing Confidentiality

From and after the Closing until the third anniversary of the date hereof: (a) the Vendor Parties will, and will cause its Affiliates and representatives to, maintain in confidence any written, oral or other information to the extent relating to or obtained from the Purchased Assets or the Business or obtained from the Purchaser, its Affiliates or its representatives; and (b) the Purchaser will, and will cause its Affiliates and representatives to, maintain in confidence any written, oral or other information to the extent relating to or obtained from the Vendor Parties, their Affiliates or their representatives (other than information to the extent relating to the Purchased Assets or the Business), except, in each case, to the extent that: (i) the applicable Party or its Affiliates or representatives are required to disclose such information by or pursuant to Applicable Law; or (ii) such information can be shown to have been in the public domain (so long as such Party and its representatives were not responsible for such information becoming public).  In addition, in the case of clause (i), to the extent permitted by Applicable Law, the disclosing Party agrees that it and its Affiliates and representatives will provide the other Party with prompt written notice of such requirement or request so that such Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 3.12(a).  Each Party agrees that it and its Affiliates and representatives will use commercially reasonable efforts to cooperate with the other Party, to the extent permitted by Applicable Law and at the sole cost and expense of the other Party, to obtain such a protective order or other remedy and to delay or cause its Affiliates and representatives to delay such disclosure in the meantime.  Each Party agrees to disclose or furnish and cause its Affiliates and representatives to disclose or furnish only that portion of the information that such Party, Affiliate or representative concludes, after consultation with counsel, is required by Applicable Law to be disclosed or furnished and, to the extent permitted by Applicable Law and at the sole cost and expense of the other Party, each Party agrees that it and its Affiliates and representatives will use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information (it being understood that this provision will not be construed to require such party or its Affiliates or representatives to undertake any litigation or other legal proceedings).  Each Party agrees in any event to give prompt written notice to the other Parties of any proposed disclosure made by it or its respective Affiliates or representatives pursuant to this Section 3.12(a), to the extent permitted by Applicable Law.  For greater certainty, nothing in this Section 3.12(a) will preclude a Party from disclosing any such information for the purposes of preparing and filing any Tax Return or other Tax filing or for any dispute, controversy or claim arising out of or relating to this Agreement, and, with respect to the Vendor Parties, subject to the consent of the Purchaser, not to be unreasonably withheld, disclosing any such information for the purposes of carrying out the Excluded Litigation.  With respect to the Excluded Litigation, no consent will be required to disclose such information to a Vendor Party’s legal counsel or accountants in connection with the Excluded Litigation or to disclose information that has already been shared with an opposing party or its counsel or the relevant court or arbitrator prior to the Closing.

3.14	Regulatory Approvals

The Vendors agree as soon as practicable after the date hereof to do all things necessary or appropriate under Applicable Laws to obtain the Regulatory Approvals with any competent Governmental Entity, being the following:

(a)

the Vendors will engage Emergo Group Inc. (or such other competent regulatory consultant as agreed to by the Vendors and the Purchaser) to conduct an internal audit to review the Vendors’ quality management system and draft submission prior to the submission of the quality management system to a Notified Body acceptable to the Purchaser, acting reasonably;

(b)	the Vendors will correct any deficiencies identified during the internal audit prior to the submission of the quality management system to such Notified Body; and
(c)

upon completion of internal audit and correction of any deficiencies identified during such internal audit, the Vendors will make their quality management system submission to the selected Notified Body and schedule an audit to be conducted by such Notified Body, which audit may take place after Closing.

The Vendor Parties agree to regularly inform the Purchaser of any update on the status of the filings with any competent Governmental Entity or Notified Body and promptly provide the Purchaser with any material submission, filing, notification or communication and notify the

Purchaser of any material written understanding, undertaking or agreement that the Vendors propose to enter into with said competent Governmental Entity or Notified Body.

3.15	Exclusivity

From the date of this Agreement through the Closing, (a) the Vendor Parties shall not, nor shall they permit any of their Affiliates, shareholders, directors, officers or employees to, nor shall they authorize any of their Affiliates, shareholders, representatives, advisors, bankers or agents to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or indication of interest relating to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any other action to facilitate any inquires or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction or (iii) authorize, consummate or engage in, or enter into any agreement or understanding with respect to, an Alternative Transaction; (b) the Vendor Parties shall cease and cause to be terminated any and all discussions and negotiations with all Persons (other than the Purchaser and its Affiliates) regarding any Alternative Transaction or any other transaction that could reasonably be expected to lead to an Alternative Transaction; and (c) the Vendor Parties shall promptly inform the Purchaser of any other offer, proposal or expression of interest for an Alternative Transaction that it or any of its Affiliates, representatives or advisors may receive.

3.16	Collection of Accounts Receivable

The Purchaser and its Affiliates shall make commercially reasonable efforts to collect Accounts Receivable following the Closing provided that the Vendor Parties shall assist the Purchaser and its Affiliates with such efforts and shall advance any monies, cheques or instruments received by them to the Purchaser to the extent relating to the Accounts Receivable.  The Vendors shall be permitted to collect any Excluded Receivables.

3.17	Royalty Payment with respect to Additional French IP
(a)

The Purchaser hereby covenants and agrees that, from the Closing Date until the date that all Additional French IP expires, becomes obsolete or enters the public domain (the “Royalty End Date”), it shall pay the French Vendor a royalty fee of two percent (2%) of the Royalty Revenue (the “Royalty Fee”).

(b)

Following the Closing Date, within 30 days following the end of each calendar year, the Purchaser shall provide a reasonably detailed report supporting the calculation of the Royalty Fee owing for the previous calendar year (or portion thereof) and shall pay such Royalty Fee to a bank account directed by Miriam from time to time.

(c)

At the request of the French Vendor, the Purchaser shall provide prompt access to documentation used to calculate the amount of the Royalty Fee payable to the French Vendor.  The French Vendor shall have the right to object in good faith to the Royalty Fee or the calculation of such fee in accordance with the procedure outlined in Subsections 2.6(d) through 2.6(j) with respect to an NWC Dispute.  Following Closing, the Vendor Parties shall receive no additional fees or compensation of any kind whatsoever in connection with any use or exploitation of the Additional French IP, other than the Royalty Fee.
(d)

Notwithstanding the foregoing, if the Additional French IP is sold by the Purchaser or its Affiliate to an arm’s length purchaser prior to the Royalty End Date, all obligations with respect to the payment of the Royalty Fee shall terminate and this Section 3.16 shall be of no further force or effect provided that the Purchaser shall be required to pay the French Vendor, contemporaneously with the closing of such sale, an amount equal to the product of the Royalty Fee in the immediately prior year multiplied by the number of years then left prior to the Royalty End Date.

(e)	Notwithstanding Section 10.2, the rights of the French Vendor under this Section 3.17 may be assigned to any other Vendor Party upon prior written notice to the Purchaser.
(f)

Any payments that may be owed under this section will be made subject to withholding or deduction in respect of such payments for, or on account of, any present or future Taxes imposed or levied by or on behalf of any Tax Authority and for which the Purchaser or its Affiliate is obligated by law to withhold or deduct and remit to such Tax Authority having such power and jurisdiction.

3.18	French Sales Representative Agreement

Prior to the Closing Date, the French Vendor shall terminate the French Sales Representative Agreement in compliance in all respect with Applicable Laws for its termination.  In this respect, on the Closing Date, the French Vendor shall pay the sales representative all termination indemnity due under the French Sales Representative Agreement and Applicable Laws (unless otherwise agreed between the French Vendor and the sales representative and the sales representative having expressly waived any right to any indemnity due under the French Sales Representative Agreement), so that the sales representatives may have no Claim of any nature whatsoever against the Purchaser or its Affiliates as a result of the performance and termination of the French Sales Representative Agreement.

ARTICLE 4 – REPRESENTATIONS & WARRANTIES OF THE VENDOR PARTIES

The Vendor Parties represent and warrant, on a joint and several basis, to the Purchaser as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty is, by its terms, limited to a specific date, in which case, as of such specific date) as follows and acknowledge that the Purchaser and its Affiliates, to the extent that they are parties to the transactions contemplated herein, are relying upon such representations and warranties in connection with the execution of this Agreement and the purchase of the Purchased Assets and the Assumed Liabilities:

4.1	General Representations and Warranties
(a)

Due Authorization of Agreement by Vendor Parties – The execution and delivery of this Agreement and the consummation of the transactions herein contemplated have been duly authorized by all necessary corporate action on behalf of each of the Vendors and this Agreement has been duly executed and delivered by the Vendor Parties and is a valid and binding obligation of each of the Vendor Parties enforceable against it or her in accordance with the terms hereof, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.  Other than the Third Party Consents, no approval of any Person or Governmental Entity is necessary to authorize the entering into of this Agreement by any of the Vendor Parties with the consummation by the Vendor Parties of the transactions contemplated herein.

(b)

Validity of Agreement – The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents of any of the Vendors or of any agreement to which any of the Vendor Parties may be a party or violate applicable law or conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or violate any Contract and Permits (other than Contracts that require consent to assign).  The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any Applicable Law or any applicable order of any Governmental Entity having jurisdiction over any of the Vendor Parties.

(c)

Condition of Purchased Assets – The Vendors have maintained the Purchased Assets in good condition and repair, as would a prudent owner.  No Vendor has knowledge of any material defects in any of the Purchased Assets.

(d)

Compliance with Laws – Except as expressly set out in Schedule 4.1(d) , the Vendors have at all times conducted and are conducting the Business in compliance with Applicable Law, in all material respects, of each jurisdiction in which the Business is carried on and is not in breach of any such laws and is duly licensed, registered or qualified in each jurisdiction in which the Vendors own or lease their assets or carry on the Business, to enable the Business to be carried on as now conducted, and all such licenses, registrations and qualifications are valid and subsisting and in good standing, provided that the representations and warranties set out in this Subsection 4.1(d) will not apply to any jurisdiction where the failure to be so licensed or registered would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

(e)

Business Records – The Business Records relating to the Purchased Assets (other than the financial Business Records) are true, correct and complete in all respects and not misleading.  The financial Business Records reasonably set out and disclose in all material respects the financial position of the Vendors as at the date hereof.  All Business Records have been delivered or otherwise made available for inspection by the Purchaser.

(f)	Ordinary Course – Other than as set out in Schedule 4.1(f) , from the Reference Date, the Business has been carried on in the Ordinary Course of the Business,

consistent with past practice, and no Vendor has made any change in the contractual relations with any of its customers or entered into any commitment or transaction not in the Ordinary Course of the Business.

(g)

No Material Adverse Change – Since the Reference Date, there has been no (i) Material Adverse Change with respect to the Business or (ii) change in the Business, operations or affairs of the Vendors, financial or otherwise, or arising as a result of any legislative or regulatory change, or revocation of any permit, license or right to do business, fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, act of God or otherwise, except changes occurring in the Ordinary Course of the Business and which, in the aggregate, have not had a Material Adverse Effect on the Business and are not reasonably anticipated by the Vendor Parties to have a Material Adverse Effect on the Business, operations or affairs of the Vendors.

(h)	Absence of Unusual Transactions – Since the Reference Date, no Vendor has:
(i)

transferred, assigned, sold or otherwise disposed of any of the Purchased Assets (other than the sale of inventory in the Ordinary Course of the Business and the transfer of inventory between Vendors in the Ordinary Course of the Business);

(ii)

waived any rights of substantial value, or entered into any commitment or transaction not in the Ordinary Course of the Business where such loss, rights, commitment or transaction is or would be material in relation to the Business or the Purchased Assets, as the case may be;

(iii)	mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the Purchased Assets; or
(iv)	except as otherwise expressly disclosed herein, authorized or agreed or otherwise become committed to do any of the foregoing;
(i)	No Other Agreements – No person, firm or corporation has any agreement, right or option capable of becoming an agreement for the purchase of any of the Purchased Assets.
(j)

Insurance – The Vendors maintain the forms of insurance described in Schedule 4.1(j) , which insurance is with reputable and sound insurers covering its property and the Purchased Assets and protecting the Business in amounts and against such Losses and Claims as are generally maintained for comparable businesses and properties.  All such insurance coverage will be continued in full force and effect to and including the Closing Date.  All policies of such insurance currently maintained by the Vendors on its assets and its personnel have been made available to the Purchaser.  The Vendors are not in default with respect to any of the provisions contained in any such insurance policy nor have they failed to give any notice or present any Claim under any such insurance policy in due and timely fashion.  There are no circumstances which would or might entitle any of the

Vendors to make a material Claim under any of such insurance policies or which would or might be required under any of such policies to be notified to the insurers and no material Claim under any such policy has been made by any of the Vendors since the Reference Date.  No notice of cancellation or non-renewal with respect to, nor disallowance of any Claim under or with respect to any such policy or policies, has been received by any of the Vendors.

(k)

Litigation – Other than as set out in Schedule 4.1(k), there are no suits, arbitration proceedings, injunctions, judgments, orders, legal actions, expropriation proceedings or other proceedings either pending, outstanding or, to the knowledge of the Vendor Parties, threatened against or relating to the Purchased Assets or against the Vendors which may have any material effect on the Business or the Purchased Assets or the transfer thereof to the Purchaser.  No Vendor is aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success; and there is not currently outstanding against any Vendor any judgment, decree, injunction, ruling, order or award of any Governmental Entity.  Without in any way limiting the generality of the foregoing, no product liability Claims have been asserted or made, or continue to be outstanding against a Vendor concerning the products manufactured, distributed or sold by a Vendor which is not fully covered by insurance of the Vendor.

(l)

Approvals – No governmental licenses or permits necessary for the conduct of the Business require consent or approval as a result of the entering into of this Agreement or the consummation of the transactions contemplated hereby.

(m)

All Contracts of Business – The Contracts constitute a complete list of all contracts related to the Business to which a Vendor is party.  Other than the Contracts, no Vendor has outstanding any material agreement, contract or commitment, written or oral, of any nature or kind relating to the Business.  All Contracts have been delivered or otherwise made available for inspection by the Purchaser (and in the case of oral contracts a written summary of all material terms).  For greater certainty, other than as set out in Schedule 4.1(m) , no Vendor is a party to any written or oral agreement not to compete or granting exclusivity, or any material confidentiality agreement, which relates to the Business.

(n)

Assumed Contracts in Good Standing – The Assumed Contracts are in good standing and no Vendor has received notice of any existing defaults thereunder.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Assumed Contract by the Vendors or to the Vendors’ knowledge, to the counterparties to any Assumed Contract, (B) give any person the right to declare a default or exercise any remedy under any Assumed Contract, (C) give any person the right to accelerate the maturity or performance of any Assumed Contract, or (D) give any person the right to cancel, terminate or modify any Assumed Contract.  No person is renegotiating, or has a right pursuant to the terms of any of the said contracts, agreements, engagements or commitments to renegotiate, any amount paid or payable under any Assumed Contract or any other material term or provision of any Assumed Contract.
(o)	Intellectual Property –
(i)	For the purposes of this Subsection 4.1(o), the term ‘Intellectual Property’ shall be interpreted to exclude Additional French IP.
(ii)

Schedules 1.1(p), 1.1(kkk) and 1.1(bbbbbbb) contain an accurate and complete list and summary description of all Intellectual Property and all Licenses currently in force or which have been in force at any time within the last five (5) years preceding the date of this Agreement.

(iii)

The Vendors are, or as set out in Schedule 1.1(p) will be prior to the Closing Date, the sole exclusive legal and beneficial, and when registered, registered owner of all right, title and interest in and to all Intellectual Property (other than any Intellectual Property that is licensed by any of the Vendors as disclosed in Schedule 1.1(p) and other than certain NeoGraft Device Products identified with an asterisk in Schedule 1.1(qqqq)), and have good and marketable title to all Intellectual Property, free and clear of all Encumbrances.  Subject only to the terms of any Licenses as disclosed in Schedules 1.1(p), 1.1(kkk) and 1.1(bbbbbbb), the Vendors have not granted, by transfer, license or otherwise, any right, title or interest in or to any Intellectual Property.  The Vendors are free to use and exploit the Intellectual Property in whatever jurisdictions within North America and Europe it is registered, rights attach or it is used by any Vendor, as applicable, without payment of any compensation or any royalty.

(iv)

The Vendors’ rights in the Intellectual Property are valid, subsisting and enforceable throughout North America and Europe, wherever such Intellectual Property is registered, is in use or has been used by any Vendor.  The Vendors have taken all reasonable steps to maintain the Intellectual Property which is registered or in use in North America or Europe.

(v)

Other than as disclosed in Schedule 1.1(p), in the five (5) years preceding the date of this Agreement; (1) no Person has challenged the ownership of the Vendors of any of the Intellectual Property, or the validity or enforceability of any applications or registrations for rights in any of the Intellectual Property; and (2) no actions, proceedings or disputes have been taken or are pending to challenge the Vendors’ ownership of, or rights to any application or the registration for, any of the Intellectual Property.

(vi)

The rights of the Vendors in the Intellectual Property are sufficient and effectively protected for the Vendors to carry on their business as it is currently being operated in all material respects.  The Excluded Intellectual Property is not used or incorporated in (nor has it ever been used or incorporated in) the Business or the Business Products nor is the Excluded Intellectual Property necessary or required in connection with the exploitation of the Intellectual Property.  The Vendors have not granted nor shall the Vendors grant any rights or licenses to the whole or any part of the Intellectual Property that would conflict with the Vendors’ ability to operate all aspects of their businesses as it is currently being operated.

(vii)

All required filings and fees related to the registration or maintenance of the registration of the Intellectual Property which is registered in North America or Europe, when applicable, have been timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all registrations with respect to such Intellectual Property are in good standing.  To the extent requested prior to January 16, 2018, the Vendors have delivered or otherwise made available for inspection by the Purchaser true and complete copies of file histories, documents, certificates, examiner’s reports, office actions, correspondence and other materials related to Intellectual Property registrations when applicable.

(viii)

The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to nor require the consent of any other Person in respect of, the Vendors rights to own, use or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the Vendors business or operations as currently conducted.

(ix)

Except as specifically noted at Schedules 1.1(p), 1.1(kkk) and 1.1(bbbbbbb), the Licenses are valid, in full force and effect without any amendment and constitute valid and binding obligations of the parties to such Licenses in accordance with their terms, and have been entered into bona fide in the Ordinary Course of the Business, and neither the Vendors nor, to the knowledge of the Vendors, any of the other parties to the Licenses are in any default or breach of any obligations under such Licenses.  There are no pending or ongoing actions, proceedings or disputes with respect to any of the Licenses, nor to the knowledge of the Vendors are there any threatened proceedings or disputes with respect to any of the Licenses.  None of the Licenses have been amended, assigned or surrendered or modified in any material respect.  No consent or approval is required under any of the Licenses in connection with the transactions contemplated by this Agreement.

(x)	The Vendors have not received notice that any licensee, customer, supplier or other party to any License has breached, intends to breach or intends to discontinue any such License.
(xi)

Except as identified in Schedule 1.1(p), the Vendors have no requirement for obtaining any rights in third party tangible or intangible property, including any intellectual property rights (which for greater certainty shall include (A) all patents, (B) all trade-marks (whether registered or existing at common law), (C) all registered and unregistered statutory and common law copyrights, (D) all industrial designs, (E) all registrations, applications and renewals for any of the foregoing, (F) all Trade Secrets and (G) all other intellectual property rights recognized at law), to permit the Vendors to continue to produce, develop and exploit the Intellectual Property and the Business Products as currently contemplated in the Business.

(xii)

Each Trade Secret material to the Business or the Business Products is appropriately documented and the documentation in possession of the Vendors related to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain the Trade Secrets and allow their full and proper use by the Purchaser and its Affiliates after Closing without reliance on the knowledge or memory of any individual.  The Vendors have taken reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.  Any disclosures of Trade Secrets have been made under a written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret.  No Trade Secret is currently subject to any adverse Claim or has been challenged or to the Vendor’s knowledge, threatened in any way.  No Trade Secrets are co-owned or jointly-owned with any Person (other than another Vendor).  No confidential or proprietary information owned by any Person, other than the Vendors, has been incorporated into any Trade Secret.  No Trade Secret is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to Persons other than the Vendors under any conditions.

(xiii)

All personnel, whether employees, contractors or otherwise, who made any material contribution to the creation or invention of any of the Intellectual Property or Trade Secrets that are material to the Business or to the Business Products, are listed in Schedule 1.1(p).  Other than as set out in Schedule 1.1(p), all of the personnel, including any and all employees and contractors, which have created or developed any of the Intellectual Property, material to the Business, have only done so under provisions of written agreements which assigned to one or more of the Vendors, all rights to any material or inventions created in relation to any Intellectual Property.  Other than as set out in Schedule 1.1(p), to the knowledge of the Vendors, no personnel of the Vendors, past or present, is in violation of any term of any non-disclosure, proprietary rights or similar agreement between such personnel and the Vendors.  No funding, facilities or research educational institution of any Governmental Entity was used in the conception, reduction of practice, creation or development of any of the Intellectual Property.

(xiv)

None of the Vendors’ past or current registration, use, or exploitation of the Intellectual Property and the Business Products or the Vendors’ conduct of the Business violates or infringes or has violated or infringed upon the intellectual property rights (which for greater certainty shall include (A) all patents, (B) all trade-marks (whether registered or existing at common law) (C) all registered and unregistered statutory and common law copyrights, (D) all industrial designs, (E) all registrations, applications and renewals for any of the foregoing, (F) all Trade Secrets and (G) all other intellectual property rights recognized at law) of any other Person in North America or Europe and, to the knowledge of the Vendors, the rest of the world.  Except as disclosed in Schedule 1.1(p), to the knowledge of the Vendors, no other Person has violated or infringed upon the Intellectual Property or threatened to violate such rights in any respect nor does any Vendor have any knowledge of any facts that would reasonably be expected to form the basis for a Claim of such infringement.

(xv)

The Intellectual Property has not been the subject of any Claims or proceedings in the period of five (5) years preceding the date of this Agreement, nor are there any such Claims or proceedings currently pending or outstanding, or to the knowledge of the Vendors, threatened, except as disclosed in 1.1(p).

(p)

Computer Systems – None of the records, systems, controls, data or information of the Vendors used in the Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means which are not under the exclusive ownership and direct control of the Vendors, other than any offsite backup or disaster recovery arrangements with third parties in the Ordinary Course of the Business or payroll, benefits, bookkeeping and accounting service providers in the Ordinary Course of the Business.  The Vendors’ software systems have been satisfactorily maintained and have the benefit of maintenance agreements specified in Schedule 4.1(p).  The Vendors’ computer hardware and software systems have adequate capability and capacity for the current requirements of the Vendors for the processing and other functions required to be performed to operate the Business.  Each of the Vendors has taken all actions which a reasonable person would take to protect against any computer viruses, worms, back doors or other devices or techniques which could improperly and without the authorization of the Vendors interfere with, cause harm to, cause information disclosure or loss, or otherwise disrupt the operation or use of the computer systems of the Vendors.  Any software used in the Business does not contain any so-called open source software, except as expressly disclosed in Schedule 4.1(p).

(q)

Obligations to Customers and Suppliers – There are no outstanding warranties or other similar obligations with or to customers of the Business or to any other users of the inventory of the Business, except warranties disclosed in Schedule 4.1(q) which have arisen in the Ordinary Course of the Business.  No Vendor is required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers.  In the six months prior to the date hereof, no material customer of the Vendors has terminated or communicated to any of the Vendor Parties the intention or threat to terminate its relationship with the Vendors, or the intention to substantially reduce the quantity of products or services it purchases from the Vendors.

(r)

Sufficiency of the Purchased Assets – The Purchased Assets include all assets necessary by the Purchaser for the continued use and operation of the Business on a going concern stand-alone basis following the Closing Date in the same way as was conducted by the Vendors prior to the Time of Closing.

(s)

Product Liability and Warranty Claims – There have been no warranty Claims made with respect to, or in connection with, the Business Products.  There are no pending or, to the knowledge of the Vendor Parties, threatened civil, criminal or administrative investigations or proceedings relating to:

(i)	any alleged hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, relating to the Business Products; or
(ii)	any breach of any of the product warranties, indemnities or performance guarantees given to customers of the Business in respect of the Business Products.
(t)	No Broker – Except for Stifel Financial Corp., there is no broker, agent or other intermediary acting for any of the Vendor Parties in connection with any transactions contemplated herein.
(u)	Regulatory Matters
(i)

Except as set out at Schedule 4.1(u)(i) and as contemplated by the Regulatory Approvals, the Vendors (A) are developing, testing, labeling, packaging, manufacturing, marketing, distributing, and storing, and (B) in the previous five (5) years have developed, tested, labeled, packaged, manufactured, marketed, distributed, and stored the Business Products, to the extent applicable, in compliance in all material respects with (i) the FDCA and applicable implementing regulations and guidances issued by the FDA, (ii) with respect to (B) above, the medicinal products and medical device laws of the European Union and applicable implementing regulations and guidelines issued by applicable Governmental Entities in the European Union, including the EMA, and (iii) with respect to (B) above, any other applicable Governmental Entities in any other country where the Vendors have developed, tested, labeled, packaged, manufactured, distributed or stored the Business Products.

(ii)

Each NeoGraft Device in current commercial distribution in the United States is a Class I medical device as defined under 21 U.S.C. §360c(a)(1)(A) and (B), and applicable rules and regulations thereunder.  Except as disclosed in Schedule 4.1(u)(i), each NeoGraft Device sold in Europe in the five years prior to 2017, were CE Marked and fully authorized to be on the market.  The Vendors have not introduced in commercial distribution any Business Products which were upon their shipment by the Vendors adulterated or misbranded or in material violation of Applicable Laws.

(iii)

The Vendors’ facilities in Charlotte, North Carolina and Lewisville, Texas are registered, as required, and each product manufactured by or on behalf of the Vendors for commercial distribution in the United States that is required to be listed with the FDA under Section 510 of the FDCA, and the applicable rules and regulations thereunder, is so listed.  Except as set out in Schedule 4.1(u)(i), there have been no recalls, corrections, repairs, replacements, refunds, safety alerts (or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of any of the Vendors’ Business Products), detentions, withdrawals, seizures, termination or suspension of manufacturing, or other adverse regulatory actions requested or threatened relating to the Vendors’ Business Products, and no field notifications, field corrections or alerts, or, to the knowledge of the Vendors, any facilities where any such products are produced, processed, packaged or stored and the Vendors have not, within the last five (5) years, either voluntarily or at the request of any Governmental Entity, initiated or participated in a recall, correction, repair, replacement, refund, safety alert (or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of the Vendors’ Business Products), detention, withdrawal, seizure, termination or suspension of manufacturing or provided post-sale warnings regarding the Vendors’ Business Products.  The Vendors have no knowledge of any facts which are reasonably likely to cause (A) the recall, market withdrawal or replacement of any products sold or intended to be sold by the Vendors; (B) a change in the marketing classification or a material change in the labeling of any such product, or (C) a termination or suspension of the marketing of such product.

(iv)

All manufacturing operations conducted by or for the benefit of the Vendors have been and are being conducted in material compliance with Applicable Laws, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice and quality system regulations.  The Vendors are in compliance in all material respects with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803.

(v)

All preclinical studies and clinical trials, and other studies and tests of the Business Products conducted by or on behalf of the Vendors have been, and if still pending are being, conducted in material compliance, to the extent applicable, with the applicable protocol for such study or trial, good laboratory practices, good clinical practices and all Applicable Laws, including the FDCA and the respective counterparts thereof in Canada and Europe.  The Vendors have delivered or otherwise made available for inspection to the Purchaser all material information known by the Vendors with respect to the safety and efficacy of the Business Products from nonclinical and/or clinical studies.

(vi)	The Vendors have not received any of the following documents: (i) 510(k) rescission letters or other notice stating that that a product clearance or approval is withdrawn or modified or that such an action is under consideration, (ii) notice of FDA regulatory actions against the Vendors, including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, (iii) documentation related to voluntary or mandatory recalls of any Business Products of the Vendors, (iv) reports of removals or corrections or correspondence to and from the FDA concerning such reports and all related investigations, (v) safety alerts or (vi) other notice alleging or asserting material noncompliance with any Applicable Law.  Neither the Vendors nor to the Vendor’s knowledge, its suppliers or contract manufacturers has received an FDA Form 483 or any other Governmental Entity notice of inspectional observations related to or affecting the Business Product, which has not been closed out by the FDA or relevant Governmental Entity.  The Vendors do not have knowledge of any facts which furnish any reasonable basis for any regulatory or warning letters from the FDA.

(vii)

Except as set out at Schedule 4.1(u)(i), the Vendors have filed with the FDA and any other applicable Governmental Entity all required notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including adverse experience reports, that are material to the continued development or handling of the Business Products.  The Vendors have not received any written notice questioning the good standing with the FDA or any other Governmental Entity of any of the documents filed by the Vendors with the FDA or any other Governmental Entity with respect to the Business Products or the manufacturing, handling, storage or shipment of the Business Products.  Except as set out at Schedule 4.1(u)(i), the Vendors have not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Entity alleging that any operation or activity of the Vendors is in material violation of the FDCA or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States, including, as applicable, the medicinal products and medical device laws of the European Union.  With respect to compliance with Applicable Laws, no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, inquiry, proceeding or request for information is pending or, to the knowledge of the Vendors, threatened against the Vendors.  Except as set out at Schedule 4.1(u)(i), to the knowledge of the Vendors, there has not been any material violation of any Applicable Laws by the Vendors in their product development efforts, submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action.

(viii)

Except as set out at Schedule 4.1(u)(i), the Vendors have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other

Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any Applicable Laws.  Neither the Vendors nor, to the Vendors’ knowledge, any of their officers, employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under any Applicable Law, including 21 U.S.C. Section 335a.  To the Vendors’ knowledge, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of the Vendors are pending or threatened against the Vendors or any of their officers, employees or agents.

(ix)

The Vendors are not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.  The Vendors are not subject to any investigation that is pending or, to the knowledge of the Vendors, that is pending and not served or threatened or that has been threatened, in each case by (i) the FDA (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) or the Federal False Claims Act (31 U.S.C. §3729) (known as the “Federal False Claims Act”).  Nor have the Vendors submitted any claim for payment to any government healthcare program in connection with any referrals that violated any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark Law”), or any applicable state self-referral Law.  The Vendors have not submitted any claim for payment to any government healthcare program in violation of any Laws relating to false claims or fraud, including the Federal False Claim Act or any applicable state false claim or fraud Applicable Law.  The Vendors have complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) HIPAA and (ii) to the knowledge of the Vendors, any other Applicable Laws.

(v)

Permits – Other than general carrying-on-business Permits in the jurisdictions where the Business may make sales of Business Products, the Vendors now possess, and on the Closing Date shall possess, and be in good standing under, all Permits, which Permits include all that are necessary to operate the Business.  Particulars of the Permits, if any, including the licensor name, license number, expiry dates, and the terms upon which such Permits are transferable to the Purchaser on Closing, are more particularly set out at Schedule 1.1(q).  All Permits have been delivered or otherwise made available for inspection by the Purchaser.

(w)

Privacy – The Vendors have properly held and hold all Personal Information in confidence, except for disclosure as required or permitted by Applicable Law.  The Vendors have used appropriate safeguards to prevent unauthorized use and disclosure of Personal Information and have used the same degree of care that a reasonable person would use to protect other confidential information.  The safeguards used by the Vendors include all necessary controls to protect Personal Information against unauthorized disclosure to third parties or unauthorized access by employees or contractors of the Vendors.  There are no actions, proceedings, or investigations pending or to the Vendors’ knowledge, threatened, relating to the Vendors’ collection, use, disclosure or other obligations under applicable law in respect of Personal Information.

(x)

Full Disclosure – The Vendor Parties do not have any knowledge of any fact that may have a Material Adverse Effect on the Business or the Purchased Assets that has not been disclosed to the Purchaser in this Agreement.  The Vendor Parties have made or caused to be made reasonable inquiry with respect to each representation and warranty of the Vendor Parties contained in this Agreement and having conducted such reasonable inquiry, believe that none of the aforesaid representations or warranties contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such representation or warranty not materially misleading.

4.2	Representations & Warranties with respect to the Canadian Vendors
(a)

Corporate Powers – Each of the Canadian Vendors is properly incorporated, validly existing and in good standing under the laws of the Province of Ontario.  Each of the Canadian Vendors has the corporate power, capacity and authority to own its portion of the Canadian Purchased Assets and carry on its part of the Business as now owned and conducted, has the corporate power, capacity and authority to enter into this Agreement and carry out the transactions contemplated hereby, and is qualified to carry on its business and is properly registered and in good standing under the laws of the jurisdictions set out in Schedule 4.2(a).

(b)

Title to Canadian Purchased Assets – Except as set out at Schedule 4.2(b), the Canadian Vendors have good title to the Canadian Purchased Assets, free and clear of all Encumbrances, and on Closing the Purchaser or its assignee shall receive title to the Canadian Purchased Assets, free and clear of all Encumbrances whatsoever.

(c)	Resident – Each of the Canadian Vendors is, and on the Closing Date shall be, a resident of Canada within the meaning of, and for all purposes under, the Tax Act.
(d)

Employees – Schedule 1.1(kk) constitutes a complete list of all Employees of the Canadian Vendors showing their names, titles, employer, duration of employment, ages, citizenship, residency, commencement dates, benefit entitlement, rate of remuneration, and written employment contracts each of which may be terminated upon reasonable notice under common law, other than as set out in Schedule 1.1(kk).  Except for any severance pay or other benefit that may arise as a result of the termination of the Employees by the Canadian Vendors as a result of Section 3.4, the Canadian Vendors are not liable for or obligated to pay any severance pay or any other benefit by reason of the voluntary or involuntary termination of the employment of any partner, employee, consultant, agent or manager of the Business prior to the Time of Closing.  The Canadian Vendors have made all deductions required by law to be made from Employees’ salaries and have remitted same to the relevant taxation authority; and all accruals for salaries, wages, vacation pay, bonuses, commissions, sick pay, pension, profit sharing, deferred compensation, and other employee benefit payments payable to the Employees, together with all amounts in respect of medical insurance, worker’s compensation, employment insurance, income tax and other payments owing to any Person or agency in respect of such employment.  The Canadian Vendors do not have any agreements with any labour union or employee association and have not made any commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements in respect of Employees.  The Vendors have not received notice from any union or employee association regarding any application for certification of a bargaining unit or bargaining units affecting any Employees.  The Canadian Vendors are not party to any management agreement in connection with the Business, nor incentive, profit sharing or other special compensation arrangement with any Employee.  The Canadian Vendors have not received notice of any alleged violation of any legislation respecting employment practices, terms and conditions of employment, hours and wages, occupational, health and safety or human rights.  All levies, assessments and penalties made against the Canadian Vendors pursuant to workers’ compensation legislation in any jurisdiction in which the Business is conducted, have been paid by the Canadian Vendors.

(e)

Bankruptcy – No Canadian Vendor has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors, had any petition for a receiving order filed against it, taken any proceeding with respect to a compromise, arrangement or winding-up, or otherwise taken advantage of any insolvency or bankruptcy legislation, had a receiver appointed to any part of the Canadian Purchased Assets or had any encumbrancer take possession of any part of the Canadian Purchased Assets or had any execution of distress or seizure become enforceable or levied upon any of the Canadian Purchased Assets.

(f)

Canadian Anti-Spam Legislation – The Canadian Vendors’ Business Records contain a record of all Persons from whom the Canadian Vendors have received express written consent to the receipt of CEMs, relating to the business conducted by the Canadian Vendors and the Canadian Vendors have retained copies of all such consents; all Persons for whom the Canadian Vendors have “implied consent” to the receipt of CEMs relating to the business conducted by the Canadian Vendors based on an “existing business relationship”, as such term is defined in CASL, and the dates that such implied consent(s) shall expire, and whether each such Person has provided express consent or implied consent; and all Persons who have withdrawn their consent to receiving CEMs from the Canadian Vendors as well as their respective electronic addresses.  The Canadian Vendors have not received any withdrawals of consent to receive CEMs, nor requests to receive no further marketing nor promotional communications, from any Persons that have not been recorded in the CASL Database.

(g)

Taxes – Other than as set out in Schedule 2.8, the Canadian Vendors have paid and discharged, or if applicable, will timely pay and discharge after the Closing Date, within the prescribed period, all Taxes and filed all Tax Returns and reports required to be filed by the Canadian Vendors with respect to the Canadian Vendors’ operation of the Business and/or use of the Canadian Purchased Assets which are capable of forming or resulting in an Encumbrance on the Purchased Assets or becoming a Liability of the Purchaser.  Other than as set out in Schedule 2.8, no Canadian Vendor has executed any waiver of any statute of limitations on the assessment or collection of any Tax or filed with Canada Revenue Agency or any other Tax Authority an agreement now in effect extending the period for assessment or collection of any Taxes.  Other than as set out in Schedule 2.8, there are no Tax Encumbrances upon, pending, or to the best knowledge of the Vendor Parties, threatened against any of the Canadian Purchased Assets.  All Tax Returns and reports filed by the Canadian Vendors have been delivered or otherwise made available for inspection by the Purchaser.

(h)

Real Property – Other than for Solutions Canada’s interest as a lessee in 23 Lesmill Road, Unit 205, Toronto, Ontario, Canada, the Canadian Vendors do not own or have any interest in (nor is any Canadian Vendor party to any agreement to purchase or lease) any real property.

(i)

Environmental – No Canadian Vendor or any other Vendor Party has received notice of, or been prosecuted for, and there are no facts of which a Canadian Vendor or another Vendor Party is aware which could give rise to a prosecution for, non-compliance with any Environmental Laws or environmental orders in connection with the Business.

(j)	Canadian Purchased Assets – No Canadian Purchased Asset is subject to any restriction that limits its use to Canada.
4.3	Representations & Warranties with respect to the US Vendors
(a)

Corporate Powers – Each of the US Vendors is properly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of the US Vendors has the corporate power, capacity and authority to own its portion of the US Purchased Assets and carry on its business as now owned and conducted, has the corporate power, capacity and authority to enter into this Agreement and carry out the transactions contemplated hereby, and is qualified to carry on its business and is properly registered and in good standing under the laws of the jurisdictions set out in Schedule 4.3(a).

(b)

Title to and Condition of US Purchased Assets – Except as set out at Schedule 4.3(b), the US Vendors have good title to the US Purchased Assets, free and clear of all Encumbrances, and on Closing the Purchaser or its assignee shall become the true and lawful owner of and receive good and valid title to the US Purchased Assets, free and clear of all Encumbrances whatsoever, other than the US Assumed Liabilities.  Each tangible US Purchased Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c)	Resident – Each of the US Vendors is, and on the Closing Date shall be, a resident of the United States within the meaning of, and for all purposes under the Tax Code.
(d)	Labour and Employment Matters–
(i)

Schedule 1.1(kk) sets forth a complete and accurate list of the names of all current Employees and Independent Contractors, specifying their position and description of the areas of responsibility with respect to the Business, and their salary, base rate of pay or, for Independent Contractors, their base service fees or other base rates of compensation, date of hire or engagement, business location, commission, bonus and any other incentive entitlements, accruals of vacation and sick time or paid time off (if applicable), whether they have entered into any confidentiality and/or invention assignment agreement with a US Vendor (a copy of which has previously been delivered or otherwise made available for inspection by the Purchaser), and identifying which Employees or Independent Contractors are absent from active employment or service (including by reason of a leave of absence, if applicable) and their anticipated dates of return to active employment or engagement.

(ii)

No US Vendor is a party to or bound by any labor or collective bargaining Contract that pertains to any Employees or Independent Contractors.  There are no, and during the past five (5) years there have been no, organizing activities, labor disputes, grievances, strikes, controversies, slowdowns, work stoppages or lockouts pending or, to the knowledge of the Vendor Parties, threatened against or affecting the Business or relating to any Employees or Independent Contractors.

(iii)

No employment-related charge or complaint (including with respect to any unfair labor practice or labor charge or complaint) is pending or, to the knowledge of the Vendor Parties, threatened or anticipated with respect to the Business or the US Vendors in connection with the Business before any Governmental Entity.  The US Vendors are and have been in material compliance with all Applicable Laws relating to labor or employment relations or practices, terms and conditions of employment, and wages and hours, including any such Applicable Law regarding employment discrimination, pay equity, employee classification (whether for the purposes of overtime or employee/independent contractor status or otherwise), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and other immigration-related laws, and occupational safety and health requirements and with their employment or other service provider agreements covering individuals.

(iv)

No US Vendor is a party to, or otherwise bound by, any consent decree with, conciliation agreement with, or citation by, any Governmental Entity relating to or affecting Employees or Independent Contractors or employment practices in connection with the Business.  No US Vendor has received within the past five (5) years any notice of intent by any Governmental Entity responsible for the enforcement of Applicable Laws relating to labor or employment to conduct an investigation relating to the Business and, to the knowledge of the Vendor Parties, no such investigation is in progress.

(v)

Except as set out in Schedule 2.8, each US Vendor has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any Applicable Laws relating to the employment of labor in connection with the Business.  Each Vendor has paid in full to all Employees and, for amounts not yet due, has adequately accounted for all accrued wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(vi)

All Persons who have performed services for any US Vendor while classified as independent contractors have satisfied the requirements of Applicable Law to be so classified, and the US Vendors have fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.  There are no contingencies, claims or obligations between any US Vendor and any independent contractors or their respective employees and to the Vendor’s knowledge, there are no grounds for any independent contractor or employee thereof to submit such claims in the future based on events that have occurred or will occur prior to the Closing Date.

(vii)

No Vendor has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of any Vendor Party or (ii) a mass layoff as defined in the WARN Act, nor has any Vendor Party been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.  No employee of any Vendor Party at a U.S. facility with sufficient numbers of employees to be covered by the WARN Act, or any similar foreign, state or local law has suffered an employment loss, as defined in the WARN Act or any similar foreign, state or local law, within the 90 day period ending on the Closing Date.

(viii)

Except as set out in Schedule 1.1(kk), to the knowledge of the Vendor Parties, no Employee or group of Employees has any plans to terminate employment with any US Vendor (other than for the purpose of accepting employment with the Purchaser following the Closing) or to not accept employment with the Purchaser if employment is offered on substantially the same or similar terms and conditions.
(ix)	Schedule 1.1(kk) identifies which Employees are citizens or lawful permanent residents of the United States.
(x)

Schedule 1.1(kk) contains a list of all Employees who are a party to a non-competition agreement with a Vendor Party; copies of such agreements have previously been delivered or otherwise made available for inspection by the Purchaser.  Each such agreement referenced in the preceding sentence to which any Vendor Party is a party is assignable by the Vendor Party to the Purchaser or its Affiliate(s).

(e)	Employee Benefits –
(i)

Schedule 4.3(e)(i) contains a complete and accurate list of all Employee Benefit Plans.  Complete and accurate copies of all Employee Benefit Plans have been made available to the Purchaser.  Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and the Vendors and to the knowledge of the Vendors any benefits contractor has in all material respects met its obligations with respect to each Employee Benefit Plan and has made all required premium payments or contributions thereto.

(ii)

Any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Tax Code is so qualified and has a currently valid determination letter or opinion letter from the IRS to the effect that such Employee Benefit Plan is so qualified.

(iii)

None of the Vendors or any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Tax Code or Title IV of the Unites States Employee Retirement Income Security Act of 1974 (“ERISA”).  At no time have the Vendors or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Tax Code.  For purposes of this Agreement, “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Tax Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Tax Code), or (3) an affiliated service group (as defined under Section 414(m) of the Tax Code or the regulations under Section 414(o) of the Tax Code), any of which includes or included any Vendor.

(iv)

No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject a Vendor or the Purchaser or any of its Affiliates to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Tax Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan, nor will any of the transactions contemplated by this Agreement give rise to such an obligation.

(v)

Other than as set out in Schedule 1.1(kk), there is no agreement with any stockholder, director, executive officer or Employee or Independent Contractor (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Vendor of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment or engagement of such director, executive officer, Employee or Independent Contractor.  There is no agreement, plan or arrangement under which any Person may receive payments from any Vendor that may be subject to the Tax imposed by Section 4999 of the Tax Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Tax Code.  There is no agreement or plan binding any Vendor, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Other than as set out in Schedule 1.1(kk), there are no outstanding loans or extensions of credit from any Vendor to any Employee or Independent Contractor.

(f)

Bankruptcy – No US Vendor has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors, had any petition for a receiving order filed against it, taken any proceeding with respect to a compromise, arrangement or winding-up, or otherwise taken advantage of any insolvency or bankruptcy legislation, had a receiver appointed to any part of the US Purchased Assets or had any encumbrancer take possession of any part of the US Purchased Assets or had any execution of distress or seizure become enforceable or levied upon any of the US Purchased Assets.

(g)	Taxes –
(i)

Other than as set out in Schedule 2.8, each US Vendor has (i) properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and

(ii) paid on a timely basis all Taxes, whether or not shown on any Tax Return that were due and payable by it.
(ii)

Other than as set out in Schedule 2.8, all Taxes that a US Vendor is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.  Each US Vendor has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(iii)

Other than as set out in Schedule 2.8, no US Vendor (i) has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than one of the US Vendors or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(iv)

Each US Vendor has delivered or otherwise made available for inspection to the Purchaser (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the US Vendor relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(v)

Other than as set out in Schedule 2.8, no examination or audit or other action of or relating to any Tax Return of a US Vendor by any Governmental Entity is currently in progress or, to the knowledge of any Vendor Party, threatened or contemplated.  No deficiencies for Taxes of a US Vendor have been claimed, proposed or assessed by any Governmental Entity.  Other than as set out in Schedule 2.8, no US Vendor has been informed by any jurisdiction in which it did not file a Tax Return that the jurisdiction believes that the US Vendor was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.

(vi)

None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Tax Code or directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Tax Code.

(vii)	None of the Purchased Assets is a United States real property interest within the meaning of Section 897(c)(1) of the Tax Code.

(viii)	There are no liens or other encumbrances with respect to Taxes upon any of the Purchased Assets, other than with respect to Taxes not yet due and payable.
(ix)

None of the Purchased Assets is an interest in any joint venture, partnership, or other arrangement that is treated as a partnership for US federal income Tax purposes or any stock of a “controlled foreign corporation” as defined in Section 957 of the Tax Code (or any similar provision of state, local or foreign Law) or “passive foreign investment company” within the meaning of Section 1297 of the Tax Code.

(x)	No US Vendor has had a permanent establishment in any country other than the United States as defined in any applicable Tax treaty or convention between the United States and such foreign country.
(h)

Real Property – No US Vendor, or any Affiliate of any US Vendor, owns any real property in the United States.  Schedule 4.3(h) lists and describes briefly any and all real property in the United States leased, subleased or licensed to any US Vendor (or any Affiliate of any US Vendor), or otherwise occupied by any US Vendor (or any Affiliate of any US Vendor).  The Vendor Parties have delivered or otherwise made available to the Purchaser correct and complete copies of the leases, subleases, licenses and occupancy agreements, and all guarantees thereof, listed, or required to be listed, on Schedule 4.3(h) (collectively, the “Leases”).  No US Vendor (or any Affiliate of any US Vendor) occupies or has rights to occupy any real property in the United States except pursuant to the Leases.  With respect to each Lease listed, or required to be listed, on Schedule 4.3(h):

(i)	the Lease is legal, valid, binding, enforceable and in full force and effect, and has not been amended or modified except as set forth on Schedule 4.3(h);
(ii)	the Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;
(iii)

no US Vendor and to the knowledge of the Vendors, no other party to the Lease is in breach or default, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	there are no disputes, oral agreements or forbearance programs in effect as to the Lease;
(v)	No US Vendor, or any Affiliate of any US Vendor, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered such Lease or interest therein;

(vi)	no construction, alteration or other leasehold improvement work with respect to such Lease remains to be paid for or performed by any US Vendor (or any Affiliate of any US Vendor); and
(vii)

No US Vendor, or any Affiliate of any US Vendor, is obligated to pay any leasing or brokerage commission relating to such Lease, and will not have any obligation to pay any leasing or brokerage commission upon the renewal, expansion or extension of such Lease.

(i)

Environmental – Each US Vendor has complied with all applicable Environmental Laws.  No US Vendor has released, or has any liabilities or obligations arising from the release of, any Hazardous Materials into the environment.

4.4	Representations & Warranties with respect to the French Vendor
(a)

Existence, Incorporation & Corporate Powers – The French Vendor is duly incorporated, validly existing and in good standing under the laws of France.  It has full corporate power, capacity and authority to own the French Purchased Assets and carry on the French Business as now owned and conducted, has the full corporate power, capacity and authority to enter into this Agreement and carry out the transactions contemplated hereby and is qualified to carry on its business and is properly registered and in good standing under the laws of the jurisdictions set out in Schedule 4.4(a).

(b)

Title to French Purchased Assets – The French Vendor has all rights and titles in order to transfer in full ownership the French Business and more generally the French Purchased Assets and the rights derived therefrom, and none of the assets or rights transferred is the subject or is likely to be the subject of any seizure, confiscation or cancellation.  Moreover, none of such assets is subject to a title retention clause.  The French Vendor is the owner of the French Business which was created in 1978.

(c)

Encumbrances – The French Business and more generally the French Purchased Assets are not subject to any Encumbrances, or any other rights of any nature whatsoever inuring to the benefit of any third party and on Closing the Purchaser or its Affiliate(s) shall receive title to the French Purchased Assets, free and clear of all Encumbrances whatsoever.

(d)

Employees – Schedule 4.4(d) provides for a complete and accurate list of the French Transferred Employees assigned to the French Business and transferred to the Purchaser or its designated Affiliate with the French Business in accordance with Article L.1224-1 of the French Labour Code, as well as the employees’ seniority, remuneration, usual bonuses and other benefits of any nature whatsoever, and for which the Purchaser or its designated Affiliate will assume the Employee Liabilities from, and based on facts, circumstances or events that arise after the Time of Closing, Except for the French Transferred Employees listed in Schedule 4.4(d) no current or past employees of the French Business will be entitled to request their transfer in accordance with Article L.1224-1 of the French Labour Code (Code du Travail).
(e)	Bankruptcy – The French Vendor is not insolvent (en état de cessation de paiement), nor subject to any bankruptcy, insolvency, moratorium or similar proceedings under Applicable Laws.
(f)

Tax – Within the legally required time-periods, the French Vendor shall make all declarations to and filings with the relevant tax and social security authorities in order to enable such authorities to assess and notify the French Vendor of the amount of any payment relating to the period prior to the Closing Date which may immediately be due as a consequence of the transfer of the French Business.  The French Vendor does not have or ever had a ‘permanent establishment’ in any country other than France, as such phrase is defined in the Double Tax Treaty concluded between France and Israel on July 31, 1995, nor has the French Vendor any trade or business activities in Israel.

(g)	French Sales Representative Agreement – The French Vendor has complied in all respect with Applicable Laws for the execution and performance of the French Sales Representative Agreement.
(h)	Real Property – The French Vendor is the owner of the French Real Property, exclusively used as office space by the French Vendor for having acquired it on 27 August 2014.
4.5	Representations & Warranties of Miriam
(a)

Ownership of Canadian Vendors – Miriam is the registered and beneficial owner of all of the issued and outstanding shares and convertible securities, if any, in each of the Canadian Vendors.  Miriam controls each of the Vendors.

ARTICLE 5 – REPRESENTATIONS & WARRANTIES OF THE PURCHASER

5.1	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to Vendor Parties as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty is, by its terms, limited to a specific date, in which case, as of such specific date) as follows and acknowledges that the Vendor Parties are relying upon such representations and warranties in connection with the execution of this Agreement and the sale of the Purchased Assets and the Assumed Liabilities:

(a)

Corporate Powers – Each of the Purchaser and the Affiliates participating in the purchase transactions contemplated by this Agreement are properly incorporated, validly existing and in good standing under their respective jurisdictions of incorporation (of which the Purchaser’s is the State of Israel), has the corporate power, capacity and authority to own assets and to carry on business, has the corporate power, capacity and authority to enter into this Agreement and carry out the transactions contemplated hereby.

(b)

Agreement Binding – This Agreement, once accepted, constitutes a valid and binding obligation of the Purchaser, and each the documents contemplated hereunder to which any of the Purchaser’s Affiliates is a party, is enforceable in accordance with its terms subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.  The execution, delivery and performance by Purchaser and each of such Affiliates of this Agreement and the other documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation or breach of, or default under, any provision of the governing documents or shareholders agreements of such Person or (ii) conflict with or result in a violation or breach of any provision of any Applicable Law.

(c)

Approvals – Other than corporate approvals and the consent of the holder(s) of the Purchaser’s preferred shares and its lenders, no approval of any Person, body, corporation, authority or administrative agency, government or otherwise, which has not been obtained, is necessary to authorize the acceptance of this Agreement by the Purchaser or with the consummation by the Purchaser and its Affiliates of the transactions contemplated herein.

(d)	Residency – The Purchaser is, and on the Closing Date shall be, a non-resident of Canada within the meaning of and for all purposes under Tax Act.

ARTICLE 6 – RISK OF LOSS

6.1	Risk of Purchased Assets

The Purchased Assets are to be at the risk of the Vendors until the Time of Closing and at the risk of the Purchaser on and following the Time of Closing.

6.2	Insurance

Pending Closing, the Vendors will hold all insurance policies and the proceeds thereof in respect of the Purchased Assets in trust for the parties as their interests may appear.

6.3	Destruction of Purchased Assets

If, prior to the Closing Date, all or any material part of the Purchased Assets are destroyed or damaged by fire or any other casualty (including non-physical damage to the Intellectual Property or source code by viruses, worms, bugs, time locks, or Trojan horses), the Purchaser shall have the option, exercisable by notice in writing given to the Vendors no later than ten (10) days after the Purchaser has received notice in writing from the Vendors of such destruction or damage, to

(a)	extend the Closing Date for up to ten (10) days, and:
(i)	to reduce the Purchase Price by an amount equal to the cost of repair, or if destroyed or damaged beyond repair, by an amount equal to the replacement cost of such of the Purchased Assets so destroyed or damaged, and to complete the purchase, in which case the proceeds of insurance or compensation for the destruction, damage, expropriation or seizure shall be assigned to the Vendors; or

(ii)

to complete the purchase without reduction of the Purchase Price in which event all proceeds of insurance or compensation for the destruction, damage, expropriation or seizure shall be payable to the Purchaser; or

(b)	terminate this Agreement in accordance with Section 7.4, in which case all obligations of the Purchaser shall terminate forthwith upon the Purchaser giving notice as herein required.

ARTICLE 7 – CONDITIONS PRECEDENT TO CLOSING

7.1	Purchaser’s Conditions

The Purchaser’s obligations under this Agreement are conditional upon the performance or compliance with the following conditions at or prior to the Closing, each of which is inserted for the benefit of the Purchaser:

(a)

Each of the representations and warranties of the Vendor Parties set forth in this Agreement that is qualified by reference to materiality or a Material Adverse Effect and each of the Fundamental Representations will be true and correct in all respects and each of the other representations and warranties of the Vendor Parties set forth in this Agreement that are not qualified by reference to materiality or a Material Adverse Effect will be true and correct in all material respects, in each case as of the date hereof and the Closing Date, with the same force and effect as if made at and as of such time, except for representations and warranties that are made as of a specific date, which representations and warranties will be true and correct at and as of such date.

(b)

The Vendor Parties will have performed or complied in all respects with all of the obligations, covenants, agreements and conditions in this Agreement to be performed or complied with by the Vendor Parties at or prior to the Closing, including delivery of those items to the Purchaser as set out at Section 8.2.

(c)

The Purchaser will have received a bring-down certificate of the Vendor Parties, dated as of the Closing Date and signed on behalf of each Vendor Party by a duly authorized officer certifying to his or her knowledge, without personal liability, that the conditions in Subsections 7.1(a) and 7.1(b) applicable to such Vendor Parties have been satisfied.0

(d)	The Vendor Parties shall have delivered to the Purchaser all Third Party Consents relating to the Major Contracts and to Greenbanktree Power Corporation.
(e)	All Regulatory Approvals shall have been completed and obtained.

(f)	Each of the Mazet Agreement and La Tôlerie Plastique Agreement shall have been entered into and duly executed by the applicable parties to the satisfaction of the Purchaser.
(g)	The Terminated Contracts shall have been terminated.
(h)	The Escrow Agreement shall have been duly executed by all parties thereto.
(i)

The Purchaser shall have obtained the necessary corporate approvals and the consent of the holder(s) of its preferred shares and its lenders with respect to the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder.

(j)	There shall have been no material loss or destruction of the Purchased Assets and no Material Adverse Change shall have occurred prior to the Time of Closing.
(k)

There shall have been obtained from all Governmental Entities, such approvals, consents or licenses as are required to permit the change in ownership of the Purchased Assets and the carrying on of the Business by the Purchaser without interruption as contemplated herein.

(l)	No action, litigation or proceeding will be pending or threatened by any Person to enjoin, restrict, prohibit or nullify:
(i)	the consummation of the transactions contemplated by this Agreement or the Transaction Documents, including the sale and purchase of the Purchased Assets;
(ii)	the right of the Purchaser to conduct the Business following Closing; or
(iii)	the Third Party Consents;
(m)	The Key Employee shall have accepted an offer of employment with the Purchaser or its designated Affiliates.
(n)

INCI Medica Incorporated shall have transferred the Hair Medica Intellectual Property to Solutions Canada or Canadian Vendor Amalco (to the extent not already owned by them), on terms, conditions and documentation satisfactory to the Purchaser.

(o)

Other than as expressly contemplated by Subsection 7.1(p), any and all security or Encumbrances affecting the Purchased Assets shall have been discharged or the applicable secured party shall provide the Purchaser and its Affiliates with a no-interest letter in form satisfactory to the Purchaser’s Counsel and the Purchaser’s US Counsel, including a no-interest letter from Greenbanktree Power Corporation substantially in the form attached hereto as Exhibit G.

(p)

The Tax Liabilities listed on Schedule 7.1(p) shall have been paid and the Vendors shall have provided the Purchaser with evidence satisfactory to the Purchaser in its commercially reasonable discretion of such payment and of satisfaction of the amount owing with respect to any associated Tax liens, which shall include at a minimum documentation from the applicable Tax Authorities showing zero balances in the corresponding accounts.

7.2	Vendor Parties’ Conditions

The Vendor Parties’ obligations under this Agreement are conditional upon the performance or compliance with the following conditions, each of which is inserted for the benefit of the Vendor Parties:

(a)

Each of the representations and warranties of the Purchaser set forth in this Agreement that is qualified by reference to materiality or a Material Adverse Effect will be true and correct in all respects and each of the other representations and warranties of the Purchaser set forth in this Agreement that are not qualified by reference to materiality or a Material Adverse Effect will be true and correct in all material respects, in each case as of the date hereof and the Closing Date, with the same force and effect as if made at and as of such time, except for representations and warranties that are made as of a specific date, which representations and warranties will be true and correct at and as of such date.

(b)

The Purchaser will have performed or complied in all respects with all of the obligations, covenants, agreements and conditions in this Agreement to be performed or complied with by the Purchaser at or prior to the Closing, including delivery of those items to the Vendor Parties as set out at Section 8.2.

(c)

The Vendors will have received a bring-down certificate of the Purchaser, dated as of the Closing Date and signed on behalf of the Purchaser by a duly authorized officer certifying to his or her knowledge, without personal liability, that the conditions in Subsections 7.2(a) and 7.2(b) applicable to such Vendor Parties have been satisfied.

(d)

No action, litigation or proceeding will be pending or threatened by any Person to enjoin, restrict, prohibit or nullify the consummation of the transactions contemplated by this Agreement or the Transaction Documents, including the sale and purchase of the Purchased Assets;

(e)

Other than as expressly contemplated by Subsection 7.1(p), any and all security or Encumbrances affecting the Purchased Assets shall have been discharged or the applicable secured party shall provide the Purchaser and its Affiliates with a no-interest letter in form satisfactory to the Purchaser’s Counsel and the Purchaser’s US Counsel.

7.3	Waiver of Condition

The Purchaser, in the case of a condition set out in Section 7.1, and the Vendor Parties, in the case of a condition set out in Section 7.2, will have, to the extent permitted by Applicable Law, the exclusive right to waive, by written notice to the other Party, the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights.  Any such waiver will not constitute a waiver of any other conditions in favour of the waiving Party.

7.4	Termination
(a)	This Agreement may be terminated, by written notice given prior to the Closing:
(i)

by the Vendor Parties or the Purchaser in the event of the issuance of a final and non-appealable Order restraining, enjoining, impeding or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement or any Transaction Document;

(ii)

by the Vendor Parties or the Purchaser, if (A) a material breach of any representation, warranty, covenant, obligation or other provision of this Agreement that is not qualified by reference to materiality or a Material Adverse Effect has been committed by the other Party or (B) a breach of any representation, warranty, covenant, obligation or other provision of this Agreement that is qualified by reference to materiality or a Material Adverse Effect has been committed by the other Party; and in each case such breach or material breach, as the case may be, has not been waived or cured within five (5) Business Days following the date on which the non-breaching Party notifies the other Party of such breach or material breach, as the case may be, provided that if on the fifth Business Day following such notification, the breach has not been cured despite commercially reasonable efforts on the part of the breaching Party, then such Party shall be permitted to cure such breach within an additional five (5) Business Days;

(iii)

by the Purchaser if any of the conditions in Section 7.1 is or becomes incapable of satisfaction (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing;

(iv)

by the Vendor Parties if any of the conditions in Section 7.2 is or becomes incapable of satisfaction (other than through the failure of the Vendor Parties to comply with their obligations under this Agreement) and the Vendor Parties have not waived such condition on or before the Closing;

(v)

by the Purchaser if all or any material portion of the Purchased Assets are destroyed or damaged by fire or any other casualty (including non-physical damage to the Intellectual Property or source code by viruses, worms, bugs, time locks, or Trojan horses) prior to the Closing Date;

(vi)	by written agreement of the Purchaser and the Vendor Parties; or
(vii)

by the Vendor Parties or the Purchaser if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before the Closing Date; provided, however, that if the Closing has not occurred due solely to the failure to obtain any of the following:

(A)	a duly executed La Tôlerie Plastique Agreement;
(B)	Third Party Consents relating to Major Contracts; or
(C)	Regulatory Approvals;

either the Vendor Parties or the Purchaser may elect to extend the Closing Date to February 22, 2018, in which case the Parties will continue to use their respective commercially reasonable efforts to obtain such duly executed La Tôlerie Plastique Agreement, Third Party Consents or Regulatory Approvals.

(b)

If this Agreement is terminated as provided in this Section 7.4, this Agreement will become null and void and of no further force and effect and no Party hereto will have any Liability to any other Party hereto or its respective Affiliates, shareholders, directors, officers or representatives, except that:

(i)

nothing in this Section 7.4 will relieve any Party hereto from Liability prior to such a termination arising out of any fraud or willful and material breach by such Party of any of its representations, warranties, covenants or other agreements contained in this Agreement or the Transaction Documents;

(ii)	the provisions of this Section 7.4, ARTICLE 10 and the Confidentiality Agreement will remain in full force and effect and will survive the termination of this Agreement; and
(iii)

if the Purchaser terminates the Agreement pursuant to Subsection 7.4(a)(ii), 7.4(a)(iii) or 7.4(a)(vii), provided that such situation arises due to the Vendor Parties failing to take all required or necessary action to complete the Closing and the Purchaser was ready, willing and able to complete the Closing prior to such termination, the Vendor Parties shall pay a break fee to the Purchaser in the amount of $250,000 by wire transfer in immediately available funds to the Purchaser or as otherwise directed by the Purchaser within five (5) Business Days of such termination, further provided that the payment of such amount shall relieve the Vendor Parties from all other Liability arising from such termination unless such termination arose from fraud or wilful and material breach of any of their representations, warranties, covenants or other agreements contained in this Agreement or the Transaction Documents.

ARTICLE 8 – CLOSING

8.1	Time and Place

The Closing shall take place on the Closing Date at such time and location as the parties may agree.  The parties agree that the transfer of the ownership of the Purchased Assets and Assumed Liabilities shall be as of the Time of Closing.

8.2	Transactions at Closing

Upon the terms and subject to the conditions and limitations set forth in the Agreement, at the Closing:

(a)

the Vendors shall deliver to the Purchaser or its Affiliates actual possession of the Purchased Assets including all copies and tangible embodiments of the Intellectual Property and Trade Secrets (in whatever form or medium) and to the extent practicable, the Business Records;

(b)

the Vendors shall deliver to the Purchaser or its Affiliates such duly executed assignments, bills of sale, transfers and other documents as the Purchaser’s Counsel, the Purchaser’s French Counsel, the Purchaser’s Israeli Counsel and the Purchaser’s US Counsel may reasonably require for the purpose of vesting in the Purchaser and its Affiliates good title to the Purchased Assets, including:

(i)	the French Business Asset Transfer Agreement, duly executed by the French Vendor;
(ii)

the reiterative deed agreement in French of the French Business Asset Transfer Agreement, if required under Applicable Law, duly executed by the French Vendor for the purposes of the filing before the French tax authority and public records;

(iii)	the US Business Transfer Agreement, duly executed by Canadian Vendor Amalco and the US Vendors; and
(iv)	the Trademark Assignment.
(c)	the Vendors shall deliver to the Purchaser or its Affiliates evidence, satisfactory to the Purchaser, that:
(i)	the Terminated Contracts have been terminated and any termination indemnities under such Terminated Contracts have been paid by the Vendors prior to Closing;
(ii)	the amalgamation of the Canadian Vendors to form Canadian Vendor Amalco has been completed;

(iii)	the French Transferred Employees have waived their rights to make a proposal to acquire the French Business in accordance with Article L 141-23 of the French Code of commerce (Code de Commerce);
(iv)

the employment or engagement of each of the selected Employees and Independent Contractors has been terminated effective as of the Time of Closing and all accrued obligations owing to such Employees or Independent Contractors have been paid and satisfied in full (other than such Employees for whom the relevant Vendor is not required to pay unused vacation upon termination, pursuant to such person’s employment agreement or unless required by Applicable Law);

(v)	any Encumbrances against the Purchased Assets have been discharged, other than those expressly agreed to in writing by the Purchaser; and
(vi)	all licenses, consents, and approvals necessary to permit the Purchaser to continue the Business without interruption following the Closing have been granted;
(d)	the Vendors shall deliver or cause to be delivered to the Purchaser, and the Purchaser shall deliver to the Vendors, duly executed counterparts of the following:
(i)	the Escrow Agreement;
(ii)	the Hair Medica Supply Agreement; and
(iii)	the Transition Services Agreement;
(e)	the Vendors shall deliver to the Purchaser the Third Party Consents, duly executed by the applicable Vendor(s) and the applicable third party(ies);
(f)	the Vendors shall deliver to the Purchaser or its Affiliates the following duly executed documents:
(i)	certificates of incumbency setting out the names of the directors and officers of each of the Vendors authorized to execute documents;
(ii)	a bring-down certificate as described in Subsection 7.1(c); and
(iii)	if necessary, an undertaking of the Vendors’ Counsel confirming its responsibilities under Section 3.8;
(g)	the Purchaser shall deliver to the Vendors the following:
(i)	certificates of incumbency setting out the names of the directors and officers of each of Purchaser and its Affiliates authorized to execute documents; and
(ii)	a duly executed bring-down certificate as described in Subsection 7.2(c);

(h)	the Vendors shall deliver to the Purchaser the Direction to Pay;
(i)

the Vendor Parties shall deliver to the Purchaser all documents or consents required from the Vendor Parties to allow the Purchaser to register the following, such documents and consent to be in forms provided by the Purchaser:

(i)	the Canadian Business Names in the Province of Ontario;
(ii)	the French Business Names in France;
(iii)	the US Business Names in the State of Delaware; and
(iv)	the transfer of the Intellectual Property;
(j)

the Vendor Parties shall deliver to the Purchaser or its Affiliates all keys, usernames and passwords, domain names, codes, account numbers and other information necessary for the Purchaser to continue to conduct the Business in the Ordinary Course of the Business following the Closing Date;

(k)

the Vendors shall deliver to the Purchaser or its Affiliates such evidence as the Purchaser’s Counsel, the Purchaser’s French Counsel, the Purchaser’s Israeli Counsel and the Purchaser’s US Counsel may reasonably require that all conditions precedent to the Closing have been met or complied with;

(l)

the Vendors shall deliver to the Purchaser such evidence as the Purchaser’s Counsel, the Purchaser’s French Counsel and the Purchaser’s US Counsel may reasonably require that all Regulatory Approvals have been obtained and are in good standing;

(m)

subject to the consummation of the transactions contemplated by this Agreement and the Transaction Documents, the Purchaser or its Affiliates will satisfy the Purchase Price in accordance with Section 2.5, including by the payment of the Closing Payment in accordance with the Direction to Pay;

(n)

the French Vendor shall deliver a tax residency certificate provided by the French Tax Authority stating that the French Vendor is a French tax resident for the purpose of the French tax code (Code général des impôts);

(o)	the Purchaser shall deliver the Tax Liabilities Escrow Amount to the Escrow Agent to be held in accordance with ARTICLE 2 and the Escrow Agreement; and
(p)	the Purchaser shall deliver the French Escrow Amount as contemplated by Section 2.9.
8.3	Other Documents

From time to time subsequent to the Closing Date, the Parties shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other reasonable assurances as may, in the option of the Purchaser’s Counsel or Vendors’ Counsel, be reasonably required to carry out the intent of this Agreement.

ARTICLE 9 – INDEMNIFICATION

9.1	Survival

All covenants, representations and warranties of each Party contained in this Agreement will survive the Closing indefinitely and will continue in full force and effect, subject to the provisions of this Article 9.

9.2	Indemnification by the Vendor Parties
(a)

After the Closing and subject to the provisions of this Article 9, the Vendor Parties will, on a joint and several basis, indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective directors, officers and employees and the respective successors and permitted assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of all Claims asserted against or imposed on and Losses sustained, incurred or suffered by any Purchaser Indemnified Party arising out of, resulting from, based on or relating to:

(i)

any breach of or inaccuracy in any Vendor Fundamental Representations & Warranties made by the Vendor Parties in this Agreement or any Transaction Document (determined, including with respect to the amount of Losses arising therefrom, without regard to any qualification or references to “Material Adverse Effect,” “material,” “materially” or other materiality qualifications or references contained in any Fundamental Representations & Warranties or the definition of any defined term used therein);

(ii)

any breach of or inaccuracy in any representation or warranty (other than the Vendor Fundamental Representations & Warranties) made by the Vendor Parties in this Agreement or any Transaction Document other than the Transition Services Agreement (determined, including with respect to the amount of the Losses arising therefrom, without regard to any qualification or references to “Material Adverse Effect”, “material”, “materially” or other materiality qualifications or references contained in any specific representation or warranty or the definition of any defined term used therein);

(iii)

any breach, nonfulfillment or default by the Vendor Parties in the performance of or compliance with any of the covenants or agreements of the Vendor Parties contained in this Agreement or any Transaction Document, other than the Transition Services Agreement;

(iv)	the Excluded Assets;
(v)	the Excluded Liabilities;

(vi)	any Liabilities in respect of Assumed Contracts to the extent they relate to the period on or prior to the Time of Closing;
(vii)	any Liabilities in respect of the Employees or Independent Contractors relating to the period on or prior to the Time of Closing;
(viii)	any Creditor Claim or Specific Tax Claim provided such Creditor Claim and/or Specific Tax Claim has not been set off against the French Escrow Amount;
(ix)	any Claim, of any nature whatsoever, in relation to the performance and termination of the Terminated Agreements;
(x)

any third party Claim based upon or arising out of the Business, operations, properties, assets or obligations of the Vendor Parties conducted, existing or arising on or prior to the Time of Closing regardless of the time of discovery (other than the Assumed Liabilities from after the Time of Closing); and

(xi)	any Claim by any Person containing allegations which, if true, would constitute an event described in this Section 9.2.
(b)

Notwithstanding any of the other provisions of this Agreement, the Vendor Parties will be liable to any Purchaser Indemnified Party in respect of any Claim or Loss referred to in Section 9.2(a)(i) or any Claim or Loss referred to in Section 9.2(a)(ii) in respect of any breach of or inaccuracy in any Tax Representations & Warranties, in perpetuity, whether or not the Purchaser has discovered or could have discovered such breach or inaccuracy of such matters before such time.

(c)

Notwithstanding any of the other provisions of this Agreement, the Vendor Parties will not be liable to any Purchaser Indemnified Party in respect of any Claim or Loss referred to in Section 9.2(a)(ii) unless:

(i)

in the case of any Claim or Loss referred to in Section 9.2(a)(ii) in respect of any breach of or inaccuracy in Subsection 4.1(r) notice of any Claim by the Purchaser against the Vendor Parties with respect thereto is given to the Vendor Parties by the Purchaser within thirty-six (36) months after the Closing Date;

(ii)

in the case of any Claim or Loss referred to in Section 9.2(a)(ii) in respect of any breach of or inaccuracy in Subsection 4.1(c), 4.1(d), 4.1(o) and 4.1(u) notice of any Claim by the Purchaser against the Vendor Parties with respect thereto is given to the Vendor Parties by the Purchaser within twenty-four (24) months after the Closing Date; or

(iii)

in the case of any Claim or Loss referred to in Section 9.2(a)(ii) (other than in respect of any breach of or inaccuracy in any Tax Representations & Warranties, which will be governed by Subsection 9.2(b) above, any breach of or inaccuracy in Subsection 4.1(r) which will be governed by Subsection 9.2(c)(i) above, or any breach of or inaccuracy in Subsection 4.1(c), 4.1(d), 4.1(o) or 4.1(u) which will be governed by Subsection 9.2(c)(ii)) notice of any Claim by the Purchaser against the Vendor Parties with respect thereto is given to the Vendor Parties by the Purchaser within eighteen (18) months after the Closing Date;

whether or not the Purchaser has discovered or could have discovered such breach or inaccuracy of such matters before such time, but excluding any Claim or Loss arising out of, resulting from, based on or relating to any fraud or willful and material breach by the Vendor Parties in which case there will be no time limit for the Purchaser to make a Claim against the Vendor in respect thereof.

(d)

Notwithstanding any of the other provisions of this Agreement, the Vendor Parties will not be liable to any Purchaser Indemnified Party in respect of any Claim or Loss referred to in Section 9.2(a)(iii) solely in respect of any covenants and agreements to be fully performed at or prior to the Closing unless notice of any Claim by the Purchaser against the Vendor with respect thereto is given to the Vendor Parties by the Purchaser within eighteen (18) months after the Closing Date, but excluding Losses arising out of, resulting from, based on or relating to any fraud or willful and material breach by the Vendor, in which case there will be no time limit for the Purchaser to make a Claim against the Vendor Parties in respect thereof.  For greater certainty, all covenants and agreements to be performed following the Closing will survive the Closing and remain in effect until fully performed or expire in accordance with their terms; provided that if a covenant has a performance date specified in this Agreement or any Transaction Document, the performance of such covenant will not be extended and nothing will prohibit a Purchaser Indemnified Party from submitting any Claim with respect to a covenant having a specified period after the expiration of such specified period.

(e)

For greater certainty, in the case of any Claim or Loss: (a) referred to in Section 9.2(a)(i), referred to in Section 9.2(a)(ii) in respect of any breach of or inaccuracy in any Tax Representations & Warranties and 9.2(a)(iv) to 9.2(a)(xi) inclusive; (b) referred to in Section 9.2(a)(iii) other than in respect of any covenants and agreements to be fully performed at or prior to the Closing; or (c) arising out of, resulting from, based on or relating to any fraud or willful and material breach by the Vendor Parties, the Purchaser may deliver notice of any Claim against the Vendor Parties with respect thereto at any time and the right to be indemnified, defended and held harmless by the Vendor Parties shall survive indefinitely after the Closing Date.

9.3	Indemnification by the Purchaser
(a)

After the Closing and subject to the provisions of this Article 9, the Purchaser will indemnify, defend and hold harmless the Vendors and their Affiliates, and their respective directors, officers and employees and the respective successors and permitted assigns of the foregoing (collectively, the “Vendor Indemnified

Parties”) from, against and in respect of all Claims asserted against or imposed on and Losses sustained, incurred or suffered by any Vendor Indemnified Party arising out of, resulting from, based on or relating to:

(i)

any breach of or inaccuracy in any Purchaser Fundamental Representations and Warranties made by the Purchaser in this Agreement or any Transaction Document (determined, including with respect to the amount of Losses arising therefrom, without regard to any qualification or references to “Material Adverse Effect,” “material,” “materially” or other materiality qualifications or references contained in any Fundamental Representations & Warranties or the definition of any defined term used therein);

(ii)

any breach of or inaccuracy in any representation or warranty (other than the Purchaser Fundamental Representation and Warranties) made by the Purchaser or any of its Affiliates in this Agreement or any Transaction Document (determined, including with respect to the amount of Losses arising therefrom, without regard to any qualification or references to “material adverse effect,” “material,” “materially” or other materiality qualifications or references contained in any specific representation or warranty or the definition of any defined term used therein);

(iii)

any breach, nonfulfillment or default by the Purchaser or any of its Affiliates in the performance of or compliance with any of the covenants or agreements of the Purchaser or any of its Affiliates contained in this Agreement or any Transaction Document other than the Transition Services Agreement;

(iv)	the Assumed Liabilities;
(v)	any Liabilities in respect of Assumed Contracts to the extent they relate to the period after the Time of Closing;
(vi)	any Liabilities in respect of the Transferred Employees relating to the period after the Time of Closing; and
(vii)	any Liabilities associated with the application for the Withholding Tax Certificate contemplated herein.
(b)

Notwithstanding any of the other provisions of this Agreement, the Purchaser will be liable to any Vendor Indemnified Party in respect of any Claim or Loss referred to in Sections 9.3(a)(i), in perpetuity, whether or not the Vendor Parties have discovered or could have discovered such breach or inaccuracy of such matters before such time.

(c)

Notwithstanding any of the other provisions of this Agreement, the Purchaser will not be liable to any Vendor Indemnified Party in respect of any Claim or Loss referred to in Section 9.2(a)(ii) unless notice of any Claim by the Vendor against the Purchaser with respect thereto is given to the Purchaser by the Vendor within eighteen (18) months after the Closing Date, whether or not the Vendor Parties have discovered or could have discovered such breach or inaccuracy of such matters before such time, but excluding any Claim or Loss arising out of, resulting from, based on or relating to any fraud or willful and material breach by the Purchaser, in which case there will be no time limit for the Vendor Parties to make a Claim against the Purchaser in respect thereof.

(d)

Notwithstanding any of the other provisions of this Agreement, the Purchaser will not be liable to any Vendor Indemnified Party in respect of any Claim or Loss referred to in Section 9.3(a)(iii) solely in respect of any covenants and agreements to be fully performed at or prior to the Closing, unless notice of any Claim by the Vendor Parties against the Purchaser with respect thereto is given to the Purchaser by the Vendor Parties within eighteen (18) months after the Closing Date excluding any Claim or Loss arising out of, resulting from, based on or relating to any fraud or willful and material breach by the Purchaser, in which case there will be no time limit for the Vendor Parties to make a Claim against the Purchaser in respect thereof.  For greater certainty, all covenants and agreements to be performed following the Closing will survive the Closing and remain in effect until fully performed or expire in accordance with their terms; provided that if a covenant has a performance date specified in this Agreement, the performance of such covenant will not be extended and nothing will prohibit a Vendor Indemnified Party from submitting any Claim with respect to a covenant having a specified period after the expiration of such specified period.

(e)

For greater certainty, in the case of any Claim or Loss: (a) referred to in Section 9.3(a)(i) and 9.3(a)(iv) to 9.3(a)(vii) inclusive; (b) referred to in 9.3(a)(iii) other than in respect of the covenants and agreements to be fully performed at or prior to the Closing; or (c) arising out of, resulting from, based on or relating to any fraud or willful and material breach by the Purchaser, the Vendor Parties may deliver notice of any Claim against the Purchaser with respect thereto at any time indefinitely after the Closing Date.

9.4	Third Party Indemnification and Direct Claims
(a)

In the event that any Purchaser Indemnified Party or Vendor Indemnified Party (the “Indemnitee”) becomes aware of any Third Party Claim (a “Third Party Proceeding”) against such Indemnitee that results or may result in the incurrence by such Indemnitee of any Claim or Loss for which such Indemnitee may be entitled to indemnification pursuant to this Agreement, such Indemnitee will, as promptly as practicable after making a determination to assert a Claim for indemnification hereunder, notify the Party from whom such indemnification is or may be sought (the “Indemnitor”) of such Third Party Proceeding.  Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Third Party Proceeding, the amount claimed by the third party (if known), or if such amount is not then determinable, a reasonable good faith estimate of the likely amount of the Third Party Claim.  Notwithstanding the foregoing, the failure to promptly provide such notice will not relieve the

Indemnitor of any obligation to indemnify the Indemnitee, except and only to the extent such failure actually and materially prejudices the Indemnitor.  Thereupon, the Indemnitor will have the right, upon written notice (the “Defence Notice”) to the Indemnitee within thirty (30) days after receipt by the Indemnitor of notice of the Third Party Proceeding (or sooner if such Third Party Proceeding so requires) to conduct, at its own expense, the defence against the Third Party Proceeding in its own name or, if necessary, in the name of the Indemnitee provided that, prior to the Indemnitor assuming control of such defence, the Indemnitor shall first verify in writing that the Indemnitor shall be obligated to indemnify the Indemnitee with respect to such Third Party Proceeding (with no reservation of rights) for the liabilities and obligations relating to such indemnification and that it shall provide complete indemnification to the Indemnitee with respect to such Third Party Proceeding.  The Defence Notice will specify the counsel the Indemnitor will appoint to defend such Third Party Proceeding (the “Defence Counsel”), and the Indemnitee will have the right to approve the Defence Counsel, which approval will not be unreasonably withheld.  Any Indemnitee will have the right (but not the obligation) to employ separate counsel in any Third Party Proceeding and/or to participate in the defence thereof and such Indemnitee will bear the fees, costs and expenses of such separate counsel unless (i) such Indemnitee has been advised by counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnitee and the Indemnitor with respect to the Third Party Proceeding are in actual or potential conflict or sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable ethical rules or (ii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor, in which case the fees, costs and expenses of such separate counsel will be borne by the Indemnitor.  In addition, the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation directed in whole or in part at the Indemnitee; (B) the Claim primarily seeks an injunction or equitable relief against the Indemnitee; (C) the Indemnitee has been advised by counsel in writing that there are legal defenses available to the Indemnitee that are different from or in addition to those available to the Indemnitor; (D) the Indemnitee reasonably believes that the Loss relating to such Claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Article 9; (E) the Indemnitee reasonably believes an adverse determination with respect to such Claim would be materially detrimental to or materially injurious the Business’s customer or supplier relationships, reputation or future business prospects; or (F) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim.  The Party conducting the defence of any Third Party Proceeding will keep the other Party apprised of all significant developments and will not enter into any settlement, compromise or consent to judgment with respect to such Third Party Proceeding unless the Indemnitor and the Indemnitee consent, which consent will not be unreasonably withheld.  If the Indemnitor elects not to defend the Indemnitee against a Third Party Claim, whether by not giving the Indemnitee timely notice of its desire to so defend or otherwise, then the Indemnitee will have the right but not the obligation to assume its own defence, but in such case, without in any way waiving or otherwise affecting the Indemnitee’s rights to indemnification pursuant to this Agreement.

(b)

In the event that any Indemnitee will determine to assert a Claim that does not involve a Third Party Claim or Third Party Proceeding for indemnification against any Indemnitor, such Indemnitee will, as promptly as practicable after making a determination to assert a Claim for indemnification hereunder, notify the Indemnitor.  Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for such Claim, the amount of the Claim (if known), or if such amount is not then determinable, a reasonable good faith estimate of the likely amount of the Claim.  Notwithstanding the foregoing, the failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnitee, except and only to the extent such failure actually and materially prejudices the Indemnitor.

(c)

Any payment arising under this Article 9 will be made by wire transfer of immediately available funds to such account or accounts as the Indemnitee will designate to the Indemnitor in writing; provided, that such payments will be made, without duplication, only to an Indemnitee.

9.5	Exclusive Remedy; Right to Indemnification
(a)

From and after the Closing, except in the case of a breach of Section 3.3(b), Section 3.11 or Section 3.13 and other than any breach of or inaccuracy in any representation or warranty, or breach, nonfulfillment or default in the performance of any covenant, agreement, condition or obligation by another party under the Transition Services Agreement which will be governed by Section 9.5(b) below, the rights of indemnity set forth in this Article 9 are, in the absence of fraud or willful and material breach, the sole and exclusive remedies of each Party in respect of any breach of or inaccuracy in any representation or warranty, or breach, nonfulfillment or default in the performance of any covenant, agreement, condition or obligation by another Party under this Agreement or under any Transaction Document, except, in each case, for the remedies of injunction and specific performance under Section 10.9.  This Article 9 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties, covenants, agreements, conditions or obligations under this Agreement or under any Transaction Document or subject to Subsection 7.4(b)(iii), by any termination or rescission of this Agreement by any Party.

(b)

The remedies set forth in the Transition Services Agreement shall be the sole and exclusive remedies of the parties thereto in respect of any breach of or inaccuracy in any representation or warranty, or breach, nonfulfillment or default in the performance of any covenant, agreement, condition or obligation by another party thereto under the Transition Services Agreement.
(c)

Notwithstanding any other provision in this Agreement to the contrary, the rights of an Indemnitee under this Article 9 will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any of the representations, warranties, covenants, agreements and obligations set forth in this Agreement or any Transaction Document.

(d)

Except as expressly provided in Section 7.3, the waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, agreement, condition and obligation set forth in this Agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, agreements, conditions and obligations.

9.6	Payment and Interest

All Losses for which indemnification is required hereunder shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnitee disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnitor to the Indemnitee.  Each Indemnitor shall pay the amount of any Loss set forth in any Claim with all accrued interest thereon within 10 Business Days of receiving notice of a Claim.  If such Claim is subsequently determined not to have been valid, the Indemnitee shall reimburse the Indemnitor for the amount so paid together with interest at the Prime Rate per annum.

9.7	Adjustment to Purchase Price

Except as otherwise required by Applicable Law, all amounts payable by the Vendors to the Purchaser under this Article 9 will be deemed to be a decrease to the Purchase Price.  Except as otherwise required by Applicable Law, all amounts payable by the Purchaser to the Vendors under this Article 9 will be deemed to be an increase to the Purchase Price.

9.8	Right of Set-Off

The Purchaser has the right to satisfy any amount from time to time owing by it to one or more of the Vendor Parties by way of setting off any amount from time to time owing by the Vendors to the Purchaser against any amounts owing by the Purchaser to the Vendors, including any amounts owing to the Purchaser pursuant to the Vendor Parties indemnification obligations pursuant to this Agreement.  Notwithstanding the foregoing, the Purchaser shall not have the right to satisfy any amount from time to time owing by it to the Vendors by way of set-off against the Earn-Out Amount.

9.9	Limitation
(a)

In addition to the time limitations set out in Section 9.2, no Claims for indemnification may be made by the Purchaser Indemnified Parties against the Vendor Parties under this Article 9 in respect of any Loss referred to in Section 9.2 in excess of the Purchase Price in the aggregate with all other Losses recovered in accordance with Article 9 except that the foregoing limitation will not apply in the event of:

(i)	any Claims with respect to Losses arising out of, resulting from, based on or relating to Tax Representations & Warranties, or Subsection 9.2(a)(iv) through 9.2(a)(xi);
(ii)	willful and material breach of any representation or warranty contained in this Agreement or any Transaction Document; or
(iii)	fraud.
(b)

In addition to the limitations set out in Section 9.2 and Subsection 9.9(a), no Claims for indemnification may be made by the Purchaser Indemnified Parties against the Vendor Parties under this Article 9 in respect of any Losses arising out of, resulting from, based on or relating to Subsection 9.2(a)(ii) (excluding any breach of or inaccuracy in Subsection 4.1(r) or any Tax Representations & Warranties) in excess of sixty per cent (60%) of the Purchase Price, except that the foregoing limitation will not apply in the event of fraud or willful and material breach of any representation or warranty contained in this Agreement or any Transaction Document.

(c)

In addition to the time limitations set out in Section 9.3, no Claims for indemnification may be made by the Vendor Indemnified Parties against the Purchaser under this Article 9 in respect of any Loss referred to in Section 9.3 in excess of the Purchase Price in the aggregate with all other Losses recovered in accordance with Article 9 except that the foregoing limitation will not apply in the event of:

(i)	any Claims with respect to Losses arising out of, resulting from, based on or relating to Subsection 9.3(a)(iv) through 9.3(a)(vii);
(ii)	willful and material breach of any representation or warranty contained in this Agreement or any Transaction Document; or
(iii)	fraud.
(d)

In addition to the limitations set out in Section 9.2 and Subsection 9.9(c), no Claims for indemnification may be made by the Vendor Indemnified Parties against the Purchaser under this Article 9 in respect of any Losses arising out of, resulting from, based on or relating to Subsection 9.3(a)(ii) in excess of sixty per cent (60%) of the Purchase Price, except that the foregoing limitations will not apply in the event of fraud or willful and material breach of any representation or warranty contained in this Agreement or any Transaction Document.
(e)

No Claim for indemnification may be made by the Purchaser Indemnified Parties against the Vendor Parties under this Article 9 in respect of any Loss referred to in Section 9.2(a)(i) or 9.2(a)(ii) until such Losses exceed, in the aggregate, $100,000, in which event the Vendor Parties shall be required to pay or be liable for all such Losses from the first dollar.

(f)

No Claim for indemnification may be made by the Vendor Indemnified Parties against the Purchaser under this Article 9 in respect of any Loss referred to in Section 9.3(a)(i) or 9.3(a)(ii), until such Losses exceed, in the aggregate, $100,000, in which event the Purchaser shall be required to pay or be liable for all such Losses from the first dollar.

(g)

Neither the Vendor Parties nor the Purchaser will be required to indemnify the other Indemnified Parties more than once in respect of a particular Loss, nor will the Vendor Parties be required to indemnify the Purchaser Indemnified Parties or the Purchaser be required to indemnify the Vendor Indemnified Parties for any Loss that has been compensated by way of another adjustment to the Purchase Price.

9.10	Mitigation

Each of the Parties will, upon the prior written request of the other Party, use its commercially reasonable efforts to take, or to cause its Affiliates to take, any specific steps as may be reasonably requested by such other Party to assist in mitigating its Losses that are subject to indemnification by such other Party hereunder so long as and to the extent the requesting Party promptly reimburses the mitigating Party for any reasonable, out-of-pocket costs and expenses incurred by the mitigating Party in providing its mitigation assistance hereunder; provided, that no Party will be required to initiate or join any litigation in order to assist in mitigating any Losses.  In the event that such a request is not made and a Party determines to mitigate its Losses that are subject to indemnification hereunder by the other Party hereto, the mitigating Party will be entitled to prompt reimbursement for any reasonable, out-of-pocket costs and expenses incurred by such mitigating Party in providing its mitigation actions; provided, that such mitigating Party will have received the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the other Party hereto, and such mitigating actions will be reasonably within the scope of such consent.

9.11	Merger; Amalgamation; Consolidation

In the event that an Indemnitor: (1) consolidates with or amalgamates, combines or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation, combination or merger; or (2) sells, transfers, pledges or otherwise disposes of all or substantially all (measured as of its most recent available balance sheet) of its properties or assets (whether in one transaction or a series of related transactions) to one or more Persons, then, in each such case, proper provision will be made prior to the consummation of any such transaction so that each such Person will assume, by a written instrument entered into for the benefit of, and enforceable by, the applicable Indemnitee, the obligations of such Indemnitor set forth in this Article 9.  No Indemnitor will enter into or participate in any transaction designed to evade, or with the purpose of evading, its indemnification obligations under this Article 9.

9.12	Tax Benefit

In determining the amount of any Loss under this Article 9, such Loss will be increased (or decreased) to take into account any Tax cost (or Tax Benefit) actually incurred or enjoyed by the Indemnitee as a result of the matter giving rise to such Loss and the receipt of an indemnity payment hereunder.  For purposes of such adjustments, any Tax cost will include any further cost resulting from such increased payment, and any Tax Benefit will result in a decrease to the amount of the Loss at such time as the Tax Benefit is actually realized by the Indemnitee; provided, however, that if any such Tax Benefit is later reduced or eliminated by any Tax Authority, the Indemnitor will indemnify the Indemnitee for the amount of such Tax Benefit to the extent such Tax Benefit had reduced any Loss for which the Indemnitor was liable.

ARTICLE 10 – GENERAL

10.1	Notices

All notices, requests, demands or other communication required pursuant to this Agreement shall be in writing and either hand delivered, sent by a recognized next day courier service, by first class, registered or certified mail, by facsimile, or electronic mail and shall be deemed to have been received on the next Business Day following their receipt.  The Parties’ addresses for the purposes of giving notice and their contact information are as follows:

(a)	To any or all of the Vendor Parties:

23 Lesmill Road, Unit 205

Toronto, ON M3B 3P6

Attention:Miriam Merkur

Email:merks3@rogers.com

with a copy to the Vendor’s Counsel:

Bennett Jones LLP

3400 One First Canadian Place

P.O. Box 130

Toronto, ON M5X 1A4

Attention:Ted M. Shoub

Email:shoubt@bennettjones.com

(b)	To the Purchaser:

255 Consumers Road, Suite 110

Toronto, ON M2J 1R4

Attention:Domenic Di Sisto, General Counsel and Corporate Secretary

Email:ddisisto@venusconcept.com

with a copy to the Purchaser’s Counsel:

Stewart McKelvey

Purdy’s Wharf Tower One

900 – 1959 Upper Water Street PO Box 997

Halifax, NS B3J 2X2

Attention:David Randell

Email:drandell@stewartmckelvey.com

Any party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the date of giving such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

10.2	Assignment

This Agreement may not be assigned by the Vendor Parties without the written consent of the Purchaser but may be assigned, in whole or in part, by the Purchaser without the consent of the Vendor Parties to an Affiliate of the Purchaser; provided, that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

10.3	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns.

10.4	Costs

Except as otherwise expressly provided in this Agreement, each of the Parties shall be responsible for all costs and expenses that it may incur in connection with the transactions provided for in this Agreement.

10.5	Time of the Essence

Time shall be of the essence of this Agreement.

10.6	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement or any other agreements provided for in, or delivered in connection with, this Agreement to which it is a party and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

10.7	Broker’s Fees

The Vendor Parties shall be responsible for any broker’s fees respecting commitments that the Vendor Parties have made for such fees arising from this transaction.

10.8	Publicity

No public announcement or press release concerning the transactions contemplated hereby may be issued without the consent and joint approval of the Vendor Parties and the Purchaser.

10.9	Remedies

The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  Accordingly, each of the Parties agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such Party is entitled at law or in equity, upon application to a court of competent jurisdiction without proof of actual damages.  The Parties hereby waive, in any action for specific performance, the defence of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith.  Each Party further agrees that: (a) by seeking any remedy provided in this Section 10.9, a Party will not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement; and (b) nothing contained in this Section 10.9 will require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.9 before exercising any other right under this Agreement.

10.10	No Third Party Beneficiaries

Except for the provisions of Article 9, which after the Closing will be for the benefit of the Indemnified Parties (as defined in Sections 9.1 and 9.2), this Agreement is solely for the benefit of:

(a)	the Vendors and their successors (including by way of merger or amalgamation) and permitted assigns, with respect to the obligations of the Purchaser under this Agreement; and
(b)	the Purchaser and its successors (including by way of merger or amalgamation) and permitted assigns, with respect to the obligations of the Vendor Parties under this Agreement;

and this Agreement will not be deemed to confer upon or give to any other Person any Claim or other right or remedy.

10.11	Counterparts & Electronic Execution

This Agreement may be executed by the Parties in separate counterparts by original or electronic signature, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the day and year first above written.

NEOGRAFT SOLUTIONS INC.	NEOGRAFTERS LIMITED

Per: /s/ Miriam Merkur________________	Per: /s/ Miriam Merkur_________________
Name:	Name:
Title:	Title:

1904247 ONTARIO LTD.	NEOGRAFT HOLDING CORP.

Per: /s/ Miriam Merkur________________	Per: /s/ Miriam Merkur_________________
Name:	Name:
Title:	Title:

NEOGRAFT SOLUTIONS CORP.	NEOGRAFTERS US CORP.

Per: /s/ Miriam Merkur_________________	Per: /s/ Miriam Merkur________________
Name:	Name:
Title:	Title:

SOCIETE DE PROMOTION ET
DIFFUSION D’EQUIPEMENT MEDICAL
MEDICAMAT

/s/ Miriam Merkur________________
MIRIAM MERKUR	Per: /s/ Miriam Merkur_________________
Name:
Title:

VENUS CONCEPT LTD.

Per: /s/ Domenic Serafino_______________
Name: Domenic Serafino_______________
Title: CEO___________________________

[Signature Page – Master Asset Purchase Agreement]